EXHIBIT 10.1
Execution Version

STOCK PURCHASE AGREEMENT

DATED AS OF APRIL 30, 2012

BY AND AMONG

NLAYER COMMUNICATIONS, INC.,

JORDAN LOWE,

DANIEL BROSK TRUST DATED DECEMBER 22, 2006

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

AND

GLOBAL TELECOM & TECHNOLOGY, INC.
(solely with respect to ARTICLE VIII)

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Article I Purchase and Sale of Shares; Closing	1

Section 1.1	Purchase and Sale of Shares	1
Section 1.2	Purchase Price	2
Section 1.3	Manner of Payment of Purchase Price	3
Section 1.4	The Closing	3
Section 1.5	Closing Deliveries	3
Section 1.6	Purchase Price Adjustment	6
Section 1.7	Procedures and Restrictions Applicable to Determination of Deferred Payment	8
Section 1.8	Shares in Payment of Deferred Payment	11

Article II Representations and Warranties of Purchaser	12

Section 2.1	Organization and Standing	12
Section 2.2	Authority; Enforceability	12
Section 2.3	Consents	13
Section 2.4	Legal Matters	13
Section 2.5	No Violation	13
Section 2.6	Accredited Investor	13
Section 2.7	Brokers’ and Finders’ Fees	13
Section 2.8	Issuance of Deferred Payment Shares	14
Section 2.9	Financial Ability; No Restrictions	14
Section 2.10	SEC Reports; Financial Statements	14

Article III Representations And Warranties Regarding The Company	15

Section 3.1	Organization, Existence and Good Standing	15
Section 3.2	Authority; Enforceability	15
Section 3.3	Subsidiaries	16
Section 3.4	Capitalization	16
Section 3.5	Consents	17
Section 3.6	No Violation	17
Section 3.7	Certain Actions and Developments	17
Section 3.8	Financial Statements	19
Section 3.9	Absence of Undisclosed Liabilities	20
Section 3.10	Personal Property; All Assets	20
Section 3.11	Real Estate	21
Section 3.13	Permits and Licenses	21
Section 3.14	Compliance with Laws	22
Section 3.15	Contracts	22
Section 3.16	Intellectual Property	24
Section 3.17	Taxes	25
Section 3.18	Employment Matters	27
Section 3.19	Legal Matters	28
Section 3.20	Absence of Certain Practices	28
Section 3.21	Affiliated Transactions	28
Section 3.22	Customers, Sales Agents and Suppliers	29

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(continued)
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Section 3.23	Warranties	29
Section 3.25	Brokers’ and Finders’ Fees	29

Article IV Representations And Warranties Of The Sellers	29

Section 4.1	Organization and Standing	30
Section 4.2	Authority; Enforceability	30
Section 4.3	No Violation	30
Section 4.4	Consents	31
Section 4.5	Ownership	31
Section 4.6	Legal Matters	31
Section 4.7	Certain Relationships	31
Section 4.8	Brokers’ and Finders’ Fees	31

Article V Other Covenants And Agreements	32

Section 5.1	Further Assurances	32
Section 5.2	Payments of Accounts Receivable	32
Section 5.3	Third Party Claims	32
Section 5.4	Confidentiality	33
Section 5.5	Non-Competition for the Benefit of Purchaser	33
Section 5.6	Non-Solicitation of Business Relations for the Benefit of Purchaser	34
Section 5.7	Non-Solicitation for Employment for the Benefit of Purchaser	35
Section 5.8	Non-Disparagement for the Benefit of Purchaser	35
Section 5.9	Non-Solicitation for Employment for the Benefit of the Sellers	35
Section 5.10	Intention of Parties Regarding Restrictive Covenants; Remedies	36

Article VI Tax Matters	37

Section 6.1	Payment of Taxes; Preparation and Filing of Tax Returns	37
Section 6.2	Taxes Election	39
Section 6.3	Tax Covenants	41
Section 6.4	Cooperation on Tax Matters	42

Article VII Survival; Indemnification	42

Section 7.1	Survival; Expiration of Indemnification Obligations	42
Section 7.2	Indemnification of Purchaser	43
Section 7.3	Indemnification of the Sellers	44
Section 7.4	Limitation of Indemnification Obligations	44
Section 7.5	Indemnification Claim Procedure	45
Section 7.6	Procedures Relating to Indemnification for Third-Party Claims	46
Section 7.7	Determination of Loss Amount; Reliance	48
Section 7.8	Payment of Amounts Due	49
Section 7.9	Exclusive Remedy	50

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(continued)
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Article VIII Miscellaneous	50

Section 8.1	Expenses	50
Section 8.2	Publicity	51
Section 8.3	Notices	51
Section 8.4	Assignment	52
Section 8.5	Severability	52
Section 8.6	Interpretation	53
Section 8.7	Construction	53
Section 8.8	Amendment and Waiver	54
Section 8.9	Entire Agreement	54
Section 8.10	Counterparts	54
Section 8.11	Governing Law	54
Section 8.12	Consent to Jurisdiction; Waiver of Jury Trial	55
Section 8.13	No Third Party Beneficiaries	56
Section 8.14	Remedies	56
Section 8.15	Deliveries to Purchaser	56
Section 8.16	Parent Guarantee	56

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 30, 2012, by and among nLayer Communications, Inc., an Illinois corporation (the “Company”), Jordan Lowe, an individual, Daniel Brosk Trust dated December 22, 2006 (the “Trust”), Global Telecom & Technology Americas, Inc., a Virginia corporation (“Purchaser”), and, solely with respect to Article VIII, Global Telecom & Technology, Inc., a Delaware corporation (“Parent”).  Jordon Lowe and the Trust are sometimes referred to in this Agreement individually as a “Seller” and collectively as the “Sellers,” and the Company, the Sellers, Purchaser and Parent are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”  Capitalized terms used in this Agreement without definition are defined in Annex I.

PRELIMINARY STATEMENTS

A.           The Sellers collectively, beneficially and of record, own all of the issued and outstanding shares of the Company’s common stock, no par value per share (the “Shares”).

B.           The Company is engaged in the business of providing Internet Protocol (IP)-based and data transport services to providers and end-users in North America and Europe (the “nLayer Business”).

C.           Purchaser desires to purchase all of the Shares from the Sellers, and each of the Sellers desires to sell the Shares owned by such Seller to Purchaser, on the terms and subject to the conditions herein contained (the “Purchase”).

D.           In connection with the consummation of the transactions contemplated hereby, and immediately prior to the consummation of the Closing, the Parties agree that the Company will distribute to its stockholders all cash of the Company.

AGREEMENT

In consideration of the mutual agreements and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE and SALE OF SHARES; CLOSING

Section 1.1          Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, each Seller hereby sells, assigns, transfers and conveys to Purchaser, and Purchaser hereby purchases and acquires from such Seller, all right, title and interest in and to the Shares set forth across from the name of such Seller on Exhibit A in exchange for the payment by Purchaser of the amounts provided in Section 1.2 (the “Purchase Price”), which amount shall be subject to adjustment pursuant to Section 1.6.

Section 1.2          Purchase Price.  The Purchase Price consists of:

(a)           an aggregate of Twelve Million Dollars ($12,000,000) that will be paid by Purchaser to the Sellers at the Closing (the “Closing Date Payment”); plus

(b)           an aggregate of Three Million Dollars ($3,000,000) that will be paid by Purchaser to the Sellers on the earlier to occur of (i) April 30, 2013, and (ii) the occurrence of a Triggering Event; plus

(c)           an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000) that will be paid by Purchaser to the Sellers on the earlier to occur of (i) October 31, 2013, and (ii) the occurrence of a Triggering Event; plus

(d)           an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000) that will be paid by Purchaser to the Sellers on the earlier to occur of (i) April 30, 2014, and (ii) the occurrence of a Triggering Event (such amount, together with the amounts referred to in the preceding clauses 1.2(b) and 1.2(c), the “Deferred Payments”; each date on which a Deferred Payment is required to be paid pursuant to any of clauses 1.2(b), 1.2(c) or 1.2(d) is referred to herein as a “Deferred Payment Date”).

(e)           A “Triggering Event” shall be deemed to have occurred at such time as any of the following events have occurred: (i) a sale of a capital stock of the Company to a Person who was not an Affiliate of the Company immediately prior to such transaction, which capital stock represents either a majority of the outstanding common stock or the outstanding voting power for the election of directors (for the avoidance of doubt, this would not apply to a sale of capital stock of Purchaser or Parent) or the sale of all or substantially all of the assets of the Company; (ii) the acceleration prior to maturity of the payment obligations under any senior secured indebtedness for borrowed money of Purchaser, Parent or any of its Subsidiaries from time to time outstanding, provided such obligations are in excess of Five Hundred Thousand Dollars ($500,000); (iii) Purchaser, Parent or the Company pursuant to or within the meaning of any bankruptcy Laws: (A) commences a Proceeding for protection from creditors under the United States Bankruptcy Code or the UK Insolvency Act 1986; (B) consents to the entry of an order for relief against it in a Proceeding under the United States Bankruptcy Code or the UK Insolvency Act 1986; (C) consents to the appointment of a Custodian (as defined below) of Purchaser, Parent or the Company for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (iv) a court of competent jurisdiction enters an order or decree under any bankruptcy Law that (1) is for relief against Purchaser, Parent or the Company in an involuntary case; (2) appoints a Custodian of Purchaser, Parent or the Company for all or substantially all of its property; or (3) orders the liquidation of Purchaser, Parent or the Company, in each case which is not dismissed or stayed within thirty (30) days; and (v) any default in payment, when and as due, by Purchaser of any amounts under Section 1.2 or 6.2(d), which default in payment continues for twenty (20) or more consecutive calendar days (taking into account the resolution of any disputed payments under Section 1.7 or Section 6.2, as applicable). The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any bankruptcy Law.

Section 1.3          Manner of Payment of Purchase Price.

(a)           Allocation.  The Purchase Price shall be allocated between the Sellers in accordance with their respective Percentage Interests.

(b)           Payment of the Closing Date Payment.  Subject to the terms and conditions of this Agreement, at the Closing Purchaser shall pay the Closing Date Payment, by wire transfer of immediately available funds, as follows:

(i)           an aggregate of Two Million Seventy Seven Thousand Five Hundred Fifteen and 47/100 Dollars ($2,077,515.47) to each of the Persons, and in the amounts set forth next to such Person’s name, set forth on Schedule 1.3(b)(i), on behalf of the Company, in full satisfaction of all Indebtedness of the Company as of the Closing;

(ii)           to the investment bankers, brokers, legal counsel, accountants and other professional advisors of the Sellers or the Company, as set forth in detail on Schedule 1.03(b)(ii), in full satisfaction of all fees and expenses of such investment bankers, brokers, legal counsel, accountants and other professional advisors of the Sellers or the Company with respect to the transactions contemplated by this Agreement; and

(iii)           the balance to the Sellers, allocated in accordance with their respective Percentage Interests, to such accounts as they have designated in writing to Purchaser.

Section 1.4          The Closing.  The closing of the Purchase and the other transactions contemplated by this Agreement (the “Closing”) is taking place concurrently with the execution and delivery of this Agreement (the date of this Agreement being referred to herein as the “Closing Date”) at the offices of Kelley Drye & Warren LLP, 333 West Wacker Avenue, Chicago, Illinois 60606.

Section 1.5          Closing Deliveries.

(a)           Seller Deliveries to Purchaser.  At the Closing:

(i)           each Seller is assigning and transferring to Purchaser all of his or its right, title and interest in and to the Shares by delivering to Purchaser the certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank;

(ii)           the Sellers are delivering to Purchaser pay-off letters with respect to the Indebtedness of the Company for borrowed money, if any, outstanding immediately prior to the Closing and evidence that all other Indebtedness of the Company has been, or upon delivery of the payment contemplated by Section 1.3(b)(i), will be, satisfied in full;

(iii) the Sellers are delivering to Purchaser a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, that the transaction expenses to be paid by the Company have been, or upon delivery of the payment contemplated by Section 1.3(b)(ii), will be, satisfied in full;

(iv)          the Sellers are delivering to Purchaser a Transition Services Agreement, in form and substance acceptable to Purchaser (the “Transition Services Agreement”), by and among Server Central, Inc., an Affiliate of the Sellers (“Server Central”), and the Company, duly executed by Server Central;

(v)           the Sellers are delivering to Purchaser Non-Competition and Confidentiality Agreements, each in a form satisfactory to Purchaser (collectively, the “Non-Compete Agreements”), duly executed by Daniel Brosk and Server Central;

(vi)          the Sellers are delivering to Purchaser a Release Agreement in a form satisfactory to Purchaser (collectively, the “Releases”), duly executed by each Seller, Daniel Brosk and Server Central;

(vii)          the Sellers are delivering to Purchaser the resignations of each director of the Company and of each of the officers of the Company, in each case effective as of the Closing;

(viii)         the Sellers are delivering to Purchaser the seal, minute book and equity interest transfer records of the Company, all original corporate records and documents of the Company and all tangible and intangible assets of the Company not currently in the possession of the Company but in the possession of the Sellers, Daniel Brosk or Server Central;

(ix)           the Sellers are delivering to Purchaser a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of the Company, relating to: (A) the incumbent officers of the Company; (B) resolutions of the board of directors of the Company approving the transactions contemplated by this Agreement; (C) copies of the Organizational Documents of the Company, with the articles of incorporation thereof certified by the Secretary of State of the State of Illinois as of a date as near as reasonably practicable to the Closing Date;

(x)            the Sellers are delivering to Purchaser a good standing certificate for the Company for the State of Illinois, dated as of a date as near as reasonably practicable to the Closing Date;

(xi)           each Seller is delivering to Purchaser a certificate of such Seller, in form and substance satisfactory to Purchaser and as prescribed under Treasury Regulation section 1.1445-2(b)(2), dated as of the Closing Date and sworn under penalties of perjury, certifying that such Seller is not a “foreign person” for purposes of Code section 1445;

(xii)          the Sellers have delivered to Purchaser evidence, satisfactory to Purchaser, of the termination, as of the Closing, of all stockholders agreements to which any of the Sellers is a party and which affect any of the Shares;

(xiii)         the Sellers have delivered to Purchaser copies of all consents, authorizations, orders or approvals required to be listed in Section 3.5 of the Disclosure Schedule;

(xiv)           the Sellers have delivered to Purchaser UCC-1, UCC-2, federal and state tax lien, bankruptcy and five year judgment searches with respect to the Company for its state of incorporation and for each state and county in which its principal office or any of its material assets are located, all prepared by search companies reasonably satisfactory to Purchaser and dated not earlier than thirty (30) days prior to the Closing Date;

(xv)           the Sellers are delivering to Purchaser a Master Products and Services Agreement, in form and substance acceptable to Purchaser and the Sellers (the “Server Central Services Agreement”), by and between the Company and Server Central, duly executed by Server Central;

(xvi)           the Sellers are delivering to Purchaser a Master Products and Services Agreement, in form and substance acceptable to Purchaser and the Sellers (the “CacheNetworks Services Agreement” and, together with the Server Central Services Agreement, the “Services Agreements”), by and between the Company and CacheNetworks, LLC, an Affiliate of the Sellers (“CacheNetworks”), duly executed by CacheNetworks; and

(xvii)           the Sellers are delivering to Purchaser a registration rights agreement, in form and substance acceptable to Purchaser and the Sellers (the “Registration Rights Agreement”), by and among Purchaser and the Sellers, duly executed by the Sellers.

(b)           Purchaser Deliveries to the Sellers.  At the Closing, Purchaser shall deliver or cause to be delivered:

(i)            to the Sellers (or, pursuant to Sections 1.3(b)(i) and 1.3(b)(ii), to Persons on behalf of the Sellers) the payments referred in Section 1.3(b);

(ii)           the Transition Services Agreement, duly executed by  the Company;

(iii)          the Server Central Services Agreement, duly executed by the Company;

(iv)          the CacheNetworks Services Agreement, duly executed by the Company;

(v)           the Registration Rights Agreement, duly executed by Purchaser;

(vi)           a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of Purchaser, certifying: (A) the Organizational Documents of Purchaser as in effect as of the Closing; (B) resolutions adopted by the board of directors of Purchaser approving the transactions contemplated by this Agreement, including the payment of the Closing Date Payment and the Deferred Payments; and (C) the incumbent officers of Purchaser executing this Agreement or any of the Transaction Documents as of the Closing;

(vii)   a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of Parent, certifying: (A) the Organizational Documents of Parent as in effect as of the Closing; (B) resolutions adopted by the board of directors of Parent approving the transactions contemplated by this Agreement; and (C) the incumbent officers of Parent executing this Agreement as of the Closing; and

(viii)           a good standing certificate for each of Purchaser and Parent for its jurisdiction of organization, dated as of a date as near as reasonably practicable to the Closing Date.

Section 1.6          Purchase Price Adjustment.

(a)           Post-Closing Determination of any Purchase Price Adjustment.  Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers a statement (the “Post-Closing NWC Statement”) setting forth (i) Purchaser’s calculation of the Net Working Capital of the Company as of immediately prior to the Closing (the “Closing Net Working Capital”), which shall be prepared in accordance with past practices of the Company, and (ii) reasonable support for such calculation.  By way of example, attached hereto as Exhibit B is a form of Post-Closing NWC Statement, based upon the Balance Sheet (as defined below), as if the transactions contemplated hereby were consummated on March 31, 2012.  During the thirty (30) day period after the Post-Closing NWC Statement has been provided to the Sellers by Purchaser (the “NWC Review Period”) either or both of the Sellers may, but shall not be obligated to, dispute any of the items in the Post-Closing NWC Statement by delivery of a written notice (the “NWC Dispute Notice”) to Purchaser, which shall provide reasonable detail concerning each item that the Sellers dispute in the Post-Closing NWC Statement, include reasonable support for each such position, and set forth such Seller’s or the Sellers’, as applicable, determination of the Closing Net Working Capital.  During the NWC Review Period and any subsequent time period during which the Post-Closing NWC Statement is being disputed as provided in this Section 1.6(a), Purchaser shall provide (and cause the Company to provide) the Sellers and their representatives with reasonable access, upon reasonable notice and during times mutually and reasonably agreeable to Purchaser and the Sellers, to the books, records and working papers of Purchaser and the Company that are reasonably related to the Post-Closing NWC Statement.  If the Sellers do not deliver to Purchaser a NWC Dispute Notice prior to the expiration of the NWC Review Period, the Sellers shall be conclusively deemed to have waived any right to object to the Post-Closing NWC Statement delivered by Purchaser and the Post-Closing NWC Statement delivered by Purchaser shall be final and binding upon Purchaser, the Company and the Sellers.  If the Sellers deliver a NWC Dispute Notice to Purchaser prior to the expiration of the NWC Review Period, then for a period of thirty (30) days after receipt by Purchaser of such NWC Dispute Notice, Purchaser and the Sellers shall negotiate in good faith to resolve the items disputed by the Sellers in such NWC Dispute Notice.  If Purchaser and the Sellers resolve all of the disputed items in such NWC Dispute Notice during such thirty (30) day period, the Post-Closing NWC Statement shall be revised to reflect such resolution, and as so revised shall be final and binding upon Purchaser, the Company and the Sellers. If the Sellers deliver an NWC Dispute Notice to Purchaser prior to the expiration of the NWC Review Period and Purchaser and the Sellers do not resolve all of the disputed items in such NWC Dispute Notice within the period of thirty (30) days after receipt by Purchaser of such NWC Dispute Notice, Purchaser and the Sellers shall jointly engage McGladrey & Pullen, LLP or, if such firm is unwilling to serve in such capacity, another nationally-recognized independent accounting firm reasonably acceptable to both Purchaser and the Sellers (the “Independent Accountants”) (it being acknowledged that an objection to proposed Independent Accountants shall be reasonable if such accounting firm has previously provided services to Purchaser, the Company, any Seller or their respective Affiliates) and submit the disputed items to the Independent Accountants for resolution.  The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Post-Closing NWC Statement that continue to be disputed by Purchaser and the Sellers as of the time of engagement of the Independent Accountants.  Each of Purchaser and the Sellers shall furnish to the Independent Accountants such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountants may reasonably request.  The Independent Accountants shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each such Party's position) giving due regard to the mutual intention of Purchaser and the Sellers to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible; provided, that the Independent Accountants' determination of any amounts in dispute shall be based solely on presentations by Purchaser and the Sellers, and shall not involve the Independent Accountants' independent review.  The Independent Accountants shall not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by Purchaser, on the one hand, or the Sellers, on the other hand (as applicable), or lower than the lowest dollar amount for such item assigned by Purchaser, on the one hand, or the Sellers, on the other hand (as applicable).  Promptly, but no later than thirty (30) days after engagement, the Independent Accountants shall deliver a written report to Purchaser and the Sellers as to the treatment of the disputed items, and the Independent Accountants’ determinations shall be conclusive and binding upon Purchaser, the Company and the Sellers and the Post-Closing NWC Statement shall be revised to reflect such resolution.  The Post-Closing NWC Statement, as finally determined in accordance with this Section 1.6(a), shall be conclusively deemed the “Final Post-Closing NWC Statement” and shall be final and binding upon Purchaser, the Company and the Sellers.  The Closing Net Working Capital set forth on the Final Post-Closing NWC Statement is referred to herein as the “Final Closing Net Working Capital.”  The fees, costs and expenses of the Independent Accountants incurred in connection with the resolution of disputes pursuant to this Section 1.6(a) shall be paid by Purchaser, on the one hand, and by the Sellers (in accordance with their respective Percentage Interests), on the other hand, based upon the percentage that the amount not awarded to such Party bears to the amount actually contested by such Party.

(b)           Payment of Purchase Price Adjustment.  Upon the Final Closing Net Working Capital being determined pursuant to Section 1.6(a), the Purchase Price shall be adjusted as follows.  The “Final Adjustment Amount” shall equal the amount, if any, by which the Final Closing Net Working Capital is either greater than or less than Zero Dollars ($0).  If the Final Adjustment Amount is a positive number, the Final Adjustment Amount shall be paid by Purchaser to the Sellers in accordance with their Percentage Interests by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers and, if the Final Adjustment Amount is a negative number, each Seller shall pay to Purchaser an amount equal to the product of (i) the absolute value of the Final Adjustment Amount multiplied by (ii) such Seller’s Percentage Interest. Any payment under this Section 1.6(b) shall be made within five (5) business days after the determination of the Final Closing Net Working Capital pursuant to Section 1.6(a). If any Party fails to pay any amount when due under this Section 1.6(b), such unpaid amount shall thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, from the required date of payment until the date on which such amount is paid in full.  Any payment made pursuant to this Section 1.6 shall be an adjustment to the Purchase Price for Tax purposes.

(c)           Clarification.  For the avoidance of doubt, the Parties hereby agree and acknowledge that any Net Working Capital adjustment pursuant to this Section 1.6 will not preclude Purchaser Indemnified Parties from recovering any indemnifiable Losses in accordance with Article VII arising out of any breach of Seller’s representations and warranties set forth in this Agreement; provided, that, notwithstanding the foregoing, no Party shall have any right to bring any claims, whether pursuant to Article VII or otherwise, with respect to any matter resolved or otherwise deemed final in the Final Closing Net Working Capital and the Final Post-Closing NWC Statement.

Section 1.7          Procedures and Restrictions Applicable to Determination of Deferred Payment.

(a)           Adjustment of Deferred Payment.  In the event that the Applicable Earn-Out Revenue for an Applicable Deferred Payment Period is less than Fifteen Million Dollars ($15,000,000), then there shall be an adjustment to the Deferred Payment payable on the corresponding Deferred Payment Date.  Such adjusted Deferred Payment shall be equal to the product of the full amount of such Deferred Payment, as set forth in Section 1.2(b), Section 1.2(c) or Section 1.2(d), as applicable, payable on a Deferred Payment Date multiplied by the fraction whose numerator is the Applicable Earn-Out Revenue for the Applicable Deferred Payment Period with respect to such Deferred Payment Date, and whose denominator is Fifteen Million Dollars ($15,000,000).  For purposes of this Agreement, “Applicable Earn-Out Revenue” means, with respect to any Applicable Deferred Payment Period, the sum of (i) the Company’s revenue from the Customers during such Deferred Payment Period, plus (ii) the revenue of Purchaser and its Affiliates during such Deferred Payment Period from the Customers who are not Existing Customers plus (iii) with respect to each Customer that is an Existing Customer, the amount of revenue of Purchaser and its Affiliates during such Deferred Payment Period derived from such Customer in excess of the Existing Customer Prior Revenue with respect to such Customer; “Applicable Deferred Payment Period” means, with respect to any Deferred Payment Date, the period of twelve (12) consecutive full calendar months ending with the month immediately preceding the month which includes such Deferred Payment Date; and “Existing Customer Prior Revenue” means, with respect to any Customer that is an Existing Customer, the amount of revenue of Purchaser and its Affiliates directly derived from such Customer during the twelve (12) consecutive full calendar months ending with the month immediately preceding the month which includes the Closing Date.

(b)   Procedure for Payment of Deferred Payment.

(i)    Pursuant to, and in accordance with, Sections 1.2(b), 1.2(c) and 1.2(d), Purchaser shall pay to the Sellers the applicable portion of the Deferred Payments, subject to adjustment as set forth in Section 1.7(a), on each Deferred Payment Date, by wire transfer of immediately available funds to such accounts as Sellers have designated in writing to Purchaser.

(ii)           On each Deferred Payment Date, Purchaser shall prepare and deliver to the Sellers a statement in writing (any such statement, a “Deferred Payments Statement”), setting forth (A) Purchaser’s calculation of the Applicable Earn-Out Revenue for the Applicable Deferred Payment Period, including the portion thereof attributable to each of the categories set forth in clauses (i), (ii) and (iii) in the definition of “Applicable Earn-Out Revenue,” and (B) with respect to each Customer that is an Existing Customer, the Existing Customer Prior Revenue.  Within forty-five (45) days after delivery of a Deferred Payments Statement to the Sellers, the Sellers shall notify Purchaser in writing of their agreement with the calculation of the portion of the Deferred Payment related to such Deferred Payments Statement or, if the Sellers disagree with the calculation of such portion of the Deferred Payment as shown on such Deferred Payments Statement, the Sellers shall deliver written notice to Purchaser of any objections, which notice shall describe the nature of any such objection in reasonable detail, identify the specific items involved and, to the extent practicable, the dollar amount of each such objection.  If the Sellers fail to deliver such a notice during such forty-five (45) day period, they will be deemed to have accepted the related Deferred Payments Statement.  The Sellers and Purchaser shall negotiate in good faith to resolve any such disagreements.  If Purchaser and the Sellers are unable to resolve all disagreements properly identified by the Sellers pursuant to this Section 1.7(b)(ii) within thirty (30) days after delivery to Purchaser of the Sellers’ notice described above, then such disagreements shall be submitted for final and binding resolution to the Independent Accountants.  The resolution of such dispute shall be carried out, and all fees, expenses and costs thereof shall be allocated and paid in accordance with Section 1.6(a).

(iii)           No later than five (5) business days following resolution of any disagreements in accordance with Section 1.7(b)(ii), if the Deferred Payment actually paid by Purchaser to the Sellers on any Deferred Payment Date is less than the amount to which Sellers are entitled to be paid pursuant to Section 1.2(b), Section 1.2(c) or Section 1.2(d), as applicable, on such Deferred Payment Date, as determined in accordance with Section 1.7(b)(ii) hereof (any such difference, an “Additional Deferred Payment Amount”), then Purchaser shall pay to Sellers such Additional Deferred Payment Amount, together with all interest accrued thereon pursuant to Section 1.7(b)(iv) below, by wire transfer of immediately available funds, to such accounts as Sellers have designated in writing to Purchaser.

(iv)           If any Deferred Payment, or any portion thereof, is not paid by Purchaser to Sellers on the applicable Deferred Payment Date (including any portion of the Deferred Payment that was not paid on the applicable Deferred Payment Date, and to which Purchaser, Sellers and, if applicable, the Independent Accountants, determine, in accordance with Section 1.7(b)(ii), the Sellers were entitled to receive on such Deferred Payment Date), then thereafter the unpaid amount shall bear interest from the applicable Deferred Payment Date to the actual date of payment at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points; provided, however, that if Purchaser does not pay any Additional Deferred Payment Amount within ten (10) days following resolution of any disagreements with respect thereto in accordance with Section 1.7(b)(iii), such interest shall be increased to be at the rate of seventeen and one-half percent (17.5%) per annum.

(c)           Conduct of Business.  Purchaser acknowledges that the Sellers’ opportunity to receive the Deferred Payments in the manner set forth in this Agreement is an integral part of the transactions contemplated by this Agreement, and the Sellers would not have entered into this Agreement but for such opportunity.  Purchaser acknowledges and agrees that it has a duty of good faith and fair dealing with regard to the conduct of the nLayer Business during the period commencing with the date of this Agreement and ending on the second anniversary of the date of this Agreement (the “Deferred Payments Period”).  During the Deferred Payments Period, Purchaser covenants and agrees that it and its Affiliates, including the Company and any successors thereto, will:

(i)            operate the nLayer Business in good faith, in a commercially reasonable manner;

(ii)            cause the books and records of the Company to be maintained in the ordinary course of business consistent at least with past practices;

(iii)           in the event that Purchaser or any of its Affiliates, including the Company, (1) offers services of the nLayer Business to any Customers, which services are bundled or otherwise provided with other services offered by Purchaser or any of its Affiliates, and (2) the pricing for such bundled services is blended or otherwise combined, for purposes of calculating Applicable Earn-Out Revenue, include in such Applicable Earn-Out Revenue revenues from such sales of services of the nLayer Business as if such services were offered and sold (and at prices as if such services were offered and sold) on a stand-alone basis;

(iv)           except in the ordinary course of business, consistent with past practices, not, directly or indirectly, take any action that would reasonably be expected to result in the delay or deferral of any revenue, or the recognition thereof, by the Company, and

(v)            not take any action or omit to take any action if such action or inaction is designed or intended, in whole or in part, to avoid or reduce, or would be expected to have the effect of avoiding or reducing, Purchaser’s obligation to pay any of the Deferred Payments.

Any action or inaction taken by Purchaser, its Affiliates, including the Company and any successors thereto, shall not constitute a breach of any of the foregoing clauses (i) through (v) if either of the Sellers was advised orally or in writing by an officer of the Company (or any successor thereto) of the proposed action or inaction that is the basis of the alleged breach and such Seller did not orally or in writing advise the Company (or such successor thereto) of such Seller’s objection to such proposed action or inaction; it being acknowledged that Purchaser would bear the burden of proof to establish that either of the Sellers was so advised and the absence of such an objection thereto by either of the Sellers.  In addition, the sole remedy to the Sellers for any breach of the foregoing clauses (i) through (v) by Purchaser or any of its Affiliates, including the Company or any successors thereto, shall be specific enforcement or injunctive relief and to receive the amount of any Deferred Payment that is not paid but would have been paid to the Sellers if no breach of any of the foregoing clauses (i) through (v) had occurred, it being acknowledged that the Sellers would bear the burden of proof to establish a breach of the foregoing clauses (i) through (v) and the amount of additional Applicable Earn-Out Revenue that would have been obtained by the Company if such breach had not occurred.

(d)           Access to Information.  From the date hereof until the later of (i) the expiration of the Deferred Payments Period, and (ii) the final resolution of any disputes contemplated by Section 1.7(b)(ii), Purchaser shall, and, following the Closing Date, shall cause the Company to: (A) afford the Sellers and its Representatives reasonable access to and the right to inspect all of the books and records and other documents and data related to the Company or otherwise relating to the calculation of the Deferred Payments; (B) furnish the Sellers and their Representatives with such financial, operating and other data and information related to the Company or otherwise relating to the calculation of the Deferred Payments as Sellers or any of their Representatives may reasonably request; and (C) instruct the Representatives of Purchaser and the Company to cooperate with Sellers in their investigation hereunder; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Purchaser, under the supervision of Purchaser’s personnel and in such a manner as not to interfere with the normal operations of Purchaser and the Company.  “Representatives” means, with respect to any Person, any and all directors, officers, employees, consultants, financial and other advisors, counsel, accountants and other agents of such Person.

Section 1.8   Shares in Payment of Deferred Payment.

(a)           General.  Each Seller shall have the right, upon delivery to the Company of an election in writing by such Seller in accordance with this Section 1.8(a), to receive, in lieu of up to fifty percent (50%) of any Deferred Payment payable in cash to such Seller on an applicable Deferred Payment Date, shares of common stock of Parent (collectively, the “Deferred Payment Shares”).  If a Seller makes such an election pursuant to, and in accordance with, this Section 1.8(a), such Seller shall be entitled to receive from the Company, and Purchaser hereby covenants and agrees to cause Parent to issue to such Seller, a number of shares of common stock of Parent equal to the quotient of (i) the amount of such Deferred Payment so elected to be received in shares of common stock of Parent by such Seller divided by (ii) the Deferred Payment Conversion Price for the applicable Deferred Payment Date on which such Deferred Payment is scheduled to be paid.  For purposes of this Section 1.8, “Deferred Payment Conversion Price” means Two and 45/100 Dollars ($2.45); provided, however, that the Deferred Payment Conversion Price shall be subject to adjustment for stock splits, stock dividends, stock combinations and similar events.  Any such Seller may elect to receive Deferred Payment Shares pursuant to this Section 1.8(a) by delivering written notice to Purchaser not later than three (3) business days preceding the applicable Deferred Payment Date on which such Deferred Payment is scheduled to be paid, which notice shall set forth the amount of such Deferred Payment that such Seller is electing to be paid as Deferred Payment Shares, to the extent known by Seller, and/or a narrative description of the amount of such Deferred Payment (e.g., a description of such amount as a percentage of such Deferred Payment) that such Seller is electing to be paid as Deferred Payment Shares (which amount shall be rounded to the nearest whole share).  The provisions of this Section 1.8(a) shall terminate upon the consummation of a merger, consolidation or other business combination in which all or substantially all of the common stock of Parent is exchanged for or converted into the right to receive cash for such shares.

(b)           Issuance of Deferred Payment Shares.  Purchaser shall cause Parent to issue and deliver to each Seller electing to receive Deferred Payment Shares pursuant to this Section 1.8 such Deferred Payment Shares promptly, and in no event later than ten (10) business days, after the related Deferred Payment Date.  Notwithstanding the foregoing, no Seller shall be entitled to elect to receive any Deferred Payment Shares pursuant to Section 1.8(a) unless such Seller is an accredited investor, as that term is defined under the Securities Act of 1933, as amended (the “1933 Act”), and such Seller provides to Purchaser customary representations, in customary form, regarding such Seller’s investment in such shares of common stock of Parent.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Sellers and the Company entering into this Agreement and consummating the transactions contemplated by this Agreement and the Transaction Documents, Purchaser represents and warrants to the Sellers as follows:

Section 2.1   Organization and Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and Purchaser is qualified to do business and in good standing in each other jurisdiction in which the failure to so qualify and be in good standing would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement and the Transaction Documents to which it is or will become a party or to consummate the transactions contemplated hereby and thereby.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent is qualified to do business and in good standing in each other jurisdiction in which the failure to so qualify and be in good standing would materially and adversely affect Parent’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.  Purchaser and Parent each has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 2.2   Authority; Enforceability.  Purchaser and Parent each has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will become a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser and Parent of this Agreement and each Transaction Document to which it is or will become a party and the consummation by Purchaser and Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Parent.  This Agreement has been duly executed and delivered by Purchaser and Parent, and each Transaction Document to which Purchaser is or will become a party has been, or when executed shall be, duly executed and delivered by Purchaser.  This Agreement, assuming that this Agreement is a valid and binding obligation of the Company and each of the Sellers (as applicable), constitutes a valid and binding obligation of Purchaser and Parent enforceable against it in accordance with its terms, and each Transaction Document to which Purchaser is or will become a party, assuming that such Transaction Document is a valid and binding obligation of the other parties thereto, is, or when executed shall constitute, a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 2.3   Consents.  No consent, approval, waiver, order, permit or authorization of, or registration, application, qualification, designation, declaration, filing or notification with or to, any Governmental Body or any other Person is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Documents to which Purchaser or Parent is or will become a party or the consummation by Purchaser and Parent of the transactions contemplated hereby or thereby.

Section 2.4   Legal Matters.  There are no Proceedings or Claims pending or, to the knowledge of Purchaser, threatened against Purchaser or Parent or any of their respective assets or properties, or any Orders outstanding against Purchaser or Parent, in each case that would adversely affect Purchaser’s or Parent’s ability to perform its obligations under this Agreement and the Transaction Documents to which it is or will become a party or to consummate the transactions contemplated hereby or thereby.

Section 2.5   No Violation.  The execution and delivery by Purchaser and Parent of this Agreement and each Transaction Document to which Purchaser is or will become a party and the consummation by Purchaser and Parent of the transactions contemplated hereby and thereby, including Purchaser’s and Parent’s compliance and performance of the terms, conditions and provisions thereof, do not and will not: (a) violate or conflict with any provision of the Organizational Documents of Purchaser or Parent, as applicable, (b) violate or conflict with any Law applicable to Purchaser or Parent or by which any of their respective assets or properties are bound or affected, (c) with or without the passage of time or the giving of notice, or both, violate, conflict with or result in a breach of the terms or conditions or provisions of, or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under, or result in or give rise to a right of termination, modification, acceleration or cancellation of any obligation under, any Contract to which Purchaser or Parent is a party or by which Purchaser or Parent or any of their respective assets or properties are bound or affected or (d) result in the creation or imposition of a Lien on any of Purchaser’s or Parent’s assets or properties.

Section 2.6   Accredited Investor.  Purchaser is an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

Section 2.7   Brokers’ and Finders’ Fees.  No agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of Purchaser or any of its representatives or Affiliates (prior to the Closing) in connection with the negotiation, execution or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, is or will be entitled to any brokerage or finder’s or similar fee or other commission from Purchaser or its Affiliates, the Company or the Sellers as a result of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 2.8   Issuance of Deferred Payment Shares.  The 1,500,000 maximum number of Deferred Payment Shares, subject to adjustment for stock splits, stock dividends, stock combinations and similar events, that could be issued hereunder (the “Maximum Deferred Payment Shares”) are duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from taxes and Liens with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of shares of common stock of Parent.  Assuming the accuracy of the representations provided by any Seller pursuant to, and in accordance with, Section 1.8(b), the offer, issuance and sale by Parent of the applicable Deferred Payment Shares to such Seller will be exempt from registration under the 1933 Act and any other applicable securities laws.  The Maximum Deferred Payment Shares are, and shall at all times hereafter be, reserved for issuance upon the exercise by the Sellers of their rights pursuant to Section 1.8(b).

Section 2.9   Financial Ability; No Restrictions.  Purchaser has, and will have as of the Closing Date, the financial ability to perform its obligations under Section 1.3, and Purchaser has no reason to believe that it will not have as of each Deferral Payment Date the financial ability to perform its obligations under Section 1.2.  Purchaser is not, as of the date of this Agreement, party to or otherwise bound by, and shall not at any time during the Deferred Payments Period enter into or otherwise become bound by, any agreement or other arrangement which shall have the effect, either directly or indirectly, of restricting the ability of Purchaser from performing Purchaser’s obligations hereunder, including timely payment of (a) the Closing Date Payment in accordance with Section 1.3(b), and (b) the Deferred Payments in cash in accordance with Section 1.7; provided, however, no representation or warranty is made with respect to the impact of a default or event of default under any such agreement or arrangement or the effect of financial and other covenants and conditions contained in indebtedness for borrowed money from time to time incurred by Purchaser or its Affiliates.

Section 2.10   SEC Reports; Financial Statements.

(a)           Since January 1, 2011 through the date this representation is made, Parent has filed all reports, schedules, forms, registration statements and other documents required to be filed by it with the SEC pursuant to the requirements of the 1934 Act (all of the foregoing, together with any other reports, schedules, forms, registration statements and other documents filed by Parent with the SEC since January 1, 2011 and prior to the date this representation is made (including in each case all exhibits included therewith and financial statements and schedules thereto and documents incorporated by reference therein) being referred to herein as the “SEC Documents” and Parent’s balance sheet as of December 31, 2011, as included in Parent’s annual report on Form 10-K for the period then ended, as filed with the SEC on March 27, 2012, being referred to herein as the “Latest Balance Sheet”).  None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent has not received any written comments from the SEC staff with respect to the SEC Documents that have not been resolved to the satisfaction of the SEC staff.

(b)           As of their respective dates, the consolidated audited financial statements of Parent and its Subsidiaries included in the SEC Documents, including the notes thereto complied as to form in all material respects with applicable accounting requirements and the securities laws with respect thereto.  Such consolidated audited financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly present in all material respects the financial position of Parent and its Subsidiaries as of the dates thereof and the results of its or their operations and cash flows, as applicable, for the periods then ended.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Purchaser entering into this Agreement and consummating the transactions contemplated by this Agreement and the Transaction Documents, each of the Sellers jointly and severally, represents and warrants to Purchaser that, except as set forth on the Disclosure Schedule attached hereto, which exceptions shall be deemed to be part of the representations and warranties made hereunder to the extent provided in the following sentence, the following representations are true and complete as of the date hereof.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosures in any section of the Disclosure Schedule shall qualify only (a) the Sections and subsections of this Agreement corresponding to such numbered and lettered sections, (b) other Sections and subsections in this Article III to the extent incorporated by cross-reference in appropriately numbered and lettered sections of the Disclosure Schedule and (c) other Sections and subsections in this Article III to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections:

Section 3.1   Organization, Existence and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and the Company has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement.  Except as set forth in Section 3.1 of the Disclosure Schedule, the Company has qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business or the nature or location of its assets requires such qualification.  The Company has delivered to Purchaser a correct and complete copy of: (i) the certificate of incorporation of the Company and each amendment thereto and (ii) the by-laws of the Company and each amendment thereto.

Section 3.2   Authority; Enforceability.  The Company has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which the Company is or will become a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company, and each Transaction Document to which the Company is or will become a party has been, or when executed shall be, duly executed and delivered by the Company.  This Agreement, assuming that this Agreement is a valid and binding obligation of Purchaser and each of the

Sellers (as applicable), constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and each Transaction Document to which the Company is or will become a party, assuming that such Transaction Document is a valid and binding obligation of the other parties thereto, is, or when executed shall constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.3   Subsidiaries.  The Company does not have, and it has never had, any Subsidiaries, and the Company is not, and has not been, a participant in any joint venture, partnership or similar arrangement.  The Company does not own, directly indirectly, any Person or any equity or other interests in any Person, and the Company never has owned, directly indirectly, any Person or any equity or other interests in any Person.  The Company is not a successor to any other Person, whether by merger, consolidation or other business combination, reorganization, acquisition of assets or otherwise.

Section 3.4   Capitalization.

(a)           The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which 100 shares (i.e., the Shares) are outstanding.  The Sellers are the sole equity holders of the Company.  Exhibit A sets forth a correct and complete list of the name of each Seller and the respective number of Shares held, beneficially and of record, by such Seller immediately prior to the Closing.  The Shares are duly authorized and validly issued, fully paid and non-assessable, and none of the Shares were issued in violation of any applicable federal or state securities Laws or any other applicable Law or in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights.

(b)           There are no outstanding: (i) subscriptions, options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that required or obligated the Company, on a contingent basis or otherwise, to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase, retire or redeem, any equity interests in the Company or any interest therein or (ii) restricted stock, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(c)           There are no Contracts to which the Company or, to the Company’s Knowledge, any other Person, is a party with respect to: (i) the voting of any equity securities of the Company (including any proxy or director nomination rights); or (ii) the transfer of any equity interests in the Company (including any preemptive right, right of first offer, right of first refusal, participation right, “take along” right or similar right).

(d)           Neither the Company nor, to the Company’s Knowledge, any of the Sellers has any obligation, absolute or contingent, to any other Person to sell any equity interests in the Company, or any of the Company’s business or assets, or to effect any merger, consolidation, recapitalization or other reorganization of the Company, or to enter into any Contract with respect thereto.

Section 3.5   Consents.  Except as set forth in Section 3.5 of the Disclosure Schedule, no consent, waiver, approval, order, permit or authorization of, or registration, application, qualification, designation, declaration, filing or notification with or to, any Governmental Body or any other Person, including a party to a Contract to which the Company is a party or by which any of its assets or properties are bound or affected, is required in connection with the execution, delivery and performance by the Company of this Agreement or any of the Transaction Documents to which the Company is or will become a party or the consummation by the Company of the transactions contemplated hereby or thereby.

Section 3.6   No Violation.  The execution and delivery by the Company of this Agreement and each Transaction Document to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, including the Company’s compliance and performance of the terms and conditions thereof, do not and will not (i) violate or conflict with any provision of the Organizational Documents of the Company or any Law applicable to the Company or by which the Company or any of its assets or properties are bound or affected, (ii) except as set forth in Section 3.6 of the Disclosure Schedule, with or without the passage of time or the giving of notice, or both, violate, conflict with or result in a breach of the terms or conditions or provisions of, or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under, or result in or give rise to a right of termination, modification, acceleration or cancellation of any obligation under, any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound or affected, (iii) except as set forth in Section 3.6 of the Disclosure Schedule, result in the creation or imposition of a Lien on any of the Company’s assets or properties, (iv) result in the termination, suspension, revocation, impairment, forfeiture, nonrenewal or other adverse modification of any Company Permit or (v) result in the vesting of, the payment of, or the creation of any obligation, whether absolute or contingent, to vest or pay, on behalf of the Company, any equity or equity-related grant, bonus, severance, termination, “golden parachute” or similar payment (including any “double-trigger” rights), whether pursuant to Contract or under applicable Law, with respect to any current or former employee, officer or director of the Company, other than, in the case of clause (ii), any such violations, conflicts, breaches, defaults or rights under Contracts that (i) are not Material Contracts and (ii) would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7   Certain Actions and Developments.  Since December 31, 2011, there has not been any Material Adverse Effect and there has not been any event, circumstance, state of affairs, condition or development that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  Since December 31, 2011, Company has carried on its business in all material respects in the ordinary course consistent with past practices, and the Company has used its commercially reasonable efforts to, in all material respects, (a) preserve intact the Company’s business organization and goodwill, (b) retain the services of the Company’s current officers and key employees (and those of Server Central providing services to the Company) and (c) preserve the Company’s relationships with customers, suppliers and others having business dealings with the Company.  Since December 31, 2011, except as set forth in Schedule 3.7 of the Disclosure Schedule, the Company has not:

(i)           issued any equity interests; granted any option, warrant or right to acquire any equity interests; issued any security convertible into or exchangeable for any equity interests; altered in any way any of its outstanding securities, whether by reason of a reclassification, recapitalization, combination, exchange, readjustment of its capital stock or other equity interests or otherwise; redeemed, retired, purchased or otherwise acquired, directly or indirectly, any of its equity interests; or declared, set aside or paid any dividends or other distributions in respect of its equity interests;

(ii)           amended its Organizational Documents;

(iii)           merged or consolidated with any Person, acquired any equity interest in any Person, entered into a business combination with any Person or entered into any Contract the purpose of which is or was to consummate any of the foregoing; or acquired or agreed to acquire any material assets, except for the purchase of inventory, supplies or other assets in the ordinary course of business;

(iv)           sold, leased, subleased, encumbered, assigned or otherwise disposed of, or entered into any Contract to sell, lease, encumber, assign or otherwise dispose of, any of its assets other than sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice and except for transfers of cash in payment of trade payables in the ordinary course of business consistent with past practice;

(v)           authorized or recommended the adoption of a plan of complete or partial liquidation or dissolution;

(vi)           except as required by Law or in the ordinary course of business, (A) paid or agreed to pay any pension, retirement allowance or other employee benefit to any director, officer, management employee or key employee of the Company, whether past or present; (B) entered into any new, or materially amended any existing, employment or severance or termination agreement with any director, officer, management employee or key employee of the Company; (C) became obligated under any new employee agreement that was not in existence on December 31, 2010 or amended any such employment agreement in existence on such date if such amendment would have the effect of materially enhancing any benefits thereunder; or (D) granted any material increase in compensation (including salary, bonus or other benefits) to employees of the Company;

(vii)           assumed or incurred any Indebtedness (except for (I) Indebtedness for borrowed money under the Company’s existing credit facility in the ordinary course of the Company’s business and (II) accounts payable in the ordinary course of business consistent with past practice); (B) assumed or incurred any other Liability in excess of $50,000; (C) guaranteed any Indebtedness of any other Person; or (D) created any Lien on the property or assets of the Company, except for Permitted Liens;

(viii)           made any loan or advance to, or guaranteed any Liabilities of, any Person (except for (A) advances to employees in the ordinary course of business in accordance with the Company’s policies and (B) trade debt incurred in the ordinary course of business consistent with past practice);

(ix)           except in the ordinary course of business, modified, rescinded, terminated, waived, released or otherwise amended in any material respect any of the material terms or provisions of any Material Contract;

(x)           made any material change in its accounting methods, practices, policies or principles, whether for general, financial reporting or Tax purposes (including its practices with respect to the collection of accounts receivable and the payment of accounts payable, and its methods for calculating depreciation or amortization or any bad debt, contingency or other reserve), other than such changes as are required by GAAP or applicable Law;

(xi)           made or changed any Tax Election, entered into any closing agreement or similar agreement with respect to Taxes, or settled any audit or other proceeding or any other claim with respect to Taxes;

(xii)           except as consistent with past practice and as would not result in penalties or late charges or materially and adversely affect the Company’s relationship with suppliers, delayed payment on or failed to pay when due the trade accounts payable or other recurring expenses of the Company;

(xiii)           modified the terms of, discounted, set off or accelerated the collection of, any accounts receivable, in each case other than in the ordinary course of business;

(xiv)           settled or released any material claim or litigation or waived any right thereto;

(xv)           incurred any material damage, destruction or loss, or made or filed any claim concerning any such material damage, destruction or loss (whether or not covered by insurance), or experienced any condemnation or other taking which materially and adversely affects the Company; or

(xvi)           entered into any Contract for the express purpose of taking any of the actions set forth in this Section 3.7.

Section 3.8   Financial Statements.

(a)           Attached in Section 3.8(a) of the Disclosure Schedule are (i) the balance sheets of the Company at December 31, 2009, 2010 and 2011 and the related statements of operating results and retained earnings and statements of cash flows for the years then ended, accompanied by the review report of Hansen, Cochrane & Reed, Ltd. with respect thereto (collectively, the “Annual Financial Statements”) and (ii) the balance sheet of the Company at March 31, 2012 (the “Balance Sheet”) and the related statement of operating results and retained earnings and statement of cash flows for the three-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, collectively, the “Financial Statements”).  Except as set forth in Section 3.8(b) of the Disclosure Schedule, the Financial

Statements (A) fairly present, in all material respects, the financial condition, results of operations, cash flows and stockholders’ equity of the Company as of the respective dates thereof and for the respective periods covered thereby and (B) have been prepared from, and are in accordance with, the books and records of the Company.

(b)           The Company maintains books and records that fairly reflect, in all material respects, its assets and liabilities, and the transactions of the Company reflected therein.  To the Company’s Knowledge, the Company’s transactions are recorded in the Company’s books and records as necessary to permit preparation of the financial statements of the Company, which transactions reflected in the Company’s books and records have, to the Company’s Knowledge, been executed in accordance with management’s authorization.

(c)           Each of the Parties hereby acknowledges and agrees that no Seller is making any representations or warranties, or providing any assurances, that the Financial Statements are auditable or otherwise prepared or in a form necessary or appropriate (on a stand-alone basis or as consolidated with the financial statements of Purchaser) to satisfy any of Purchaser’s reporting obligations under the federal securities laws.

Section 3.9   Absence of Undisclosed Liabilities.  The Company has no Liabilities, except (a) liabilities reflected on the Balance Sheet, (b) liabilities or obligations incurred after March 31, 2012 in the ordinary course of business, none of which ordinary course liabilities or obligations involves any breach of Contract, breach of warranty, tort, infringement or violation of Law by the Company and none of which, either individually or in the aggregate, is material to the Company, and (c) the Liabilities disclosed in Section 3.9 of the Disclosure Schedule.  The Company has not guaranteed, and it is not otherwise primarily or secondarily liable in respect of, any obligation or liability of any other Person, except to the extent disclosed in the Financial Statements.

Section 3.10   Personal Property; All Assets.

(a)           The Company has good and marketable title, or holds valid and enforceable leases, to all the Personal Property held or used by it, free and clear of all Liens other than the Liens set forth in Section 3.10(a) of the Disclosure Schedule.  Each item of Personal Property is in good operating condition and repair (reasonable wear and tear excepted) and free of any material structural or engineering defects, is suitable for the purposes for which it is currently used, and has been operated in compliance, in all material respects, with applicable Law.  There are no pending or, to the Company’s Knowledge, threatened, condemnation or similar proceedings against the Company or any of the Personal Property.  The Personal Property, as a whole, is sufficient for the conduct of the business of the Company as now conducted.  The Company has delivered to Purchaser a correct and complete copy of each lease for any leased Personal Property, and all amendments, supplements or modifications thereto.

(b)           The assets, property, rights and privileges owned, leased or licensed by the Company (the “Personal Property”), together with the assets, property, rights and privileges owned, leased or licensed by Affiliates of the Company, including Server Central and CacheNetworks, constitute all of the assets, property, rights and privileges that are necessary to operate the business of the Company as heretofore conducted.  To the extent the Personal

Property is not sufficient to operate the nLayer Business as heretofore conducted, or the operation of the nLayer Business as heretofore conducted requires the use of assets owned by Affiliates of the Company, the Parties intend that the Transition Services Agreement will provide for an orderly transition.  The Personal Property material to the operation of the Company’s business is located at the locations as set forth in Section 3.10(b) of the Disclosure Schedule.

Section 3.11   Real Estate.  The Company does not own, and has never owned, any real property.  The Company is not a party to any leases or subleases under which the Company uses or occupies or has the right to use or occupy any real property, other than data center leases and licenses entered into in the ordinary course of business as disclosed in Section 3.15(a) of the Disclosure Schedule.

Section 3.12   Insurance.  Section 3.12 of the Disclosure Schedule sets forth a list of all insurance policies, including self-insurance programs, maintained by the Company or which name the Company as an insured or loss payee (collectively, the “Insurance Policies”).  There is no claim by the Company pending under any of such Insurance Policies as to which the Company has received written notice that coverage has been denied or disputed by the underwriters of such Insurance Policies.  All premiums due and payable under all the Insurance Policies have been paid and are not subject to renegotiation or retroactive adjustment, and the Company is in compliance, in all material respects, with all other terms and conditions of the Insurance Policies.  All of the Insurance Policies are currently in full force and effect.  To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any Insurance Policies.  The Company has not received any notice of cancellation, termination, non-renewal or reduction in coverage under any of the Insurance Policies.  Correct and complete copies of all Insurance Policies have been made available to Purchaser.

Section 3.13   Permits and Licenses.  Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company is in possession of all franchises, authorizations, licenses, permits, certificates, approvals, clearances, consents, registrations, certificates of authority, Orders or similar rights issued, granted or obtained by or from any Governmental Body (collectively, “Permits”) that are necessary for the Company to own, lease and operate its assets and properties or to carry on its business as it is now conducted in compliance with applicable Law and any Orders applicable to it or any of its assets or properties (collectively, “Company Permits”).  All of the Company Permits are set forth in Section 3.13(b) of the Disclosure Schedule.  Each of the Company Permits is in full force and effect and the Company is not in default of, or violation in any material respect under, any of the Company Permits, except where such default or violation would not reasonably be expected to result in a material change in the conduct of the business of the Company as presently conducted.  No suspension, cancellation or modification is pending or, to the Company’s Knowledge, threatened, with respect to any of the Company Permits and the Company has not been notified that any of the Company Permits will not be renewed in the ordinary course of business without change of any of its material terms or conditions or the payment of any amount, other than routine filing fees.  There are no Proceedings pending or, to the Company’s  Knowledge, threatened that: (i) question or contest the validity of, or seek the revocation, nonrenewal or suspension of, any Company Permit; or (ii) seek the imposition of any condition, administrative sanction, modification or amendment with respect to any Company Permit. No Permit held by the Company within the last five (5) years has been revoked, or, to the Company’s Knowledge, is threatened to be revoked or otherwise terminated or adversely modified.  The validity and effectiveness of the Company Permits will not be affected by the consummation of the transactions contemplated by this Agreement. Correct and complete copies of each Company Permit have been made available to Purchaser.

Section 3.14   Compliance with Laws.  Except as set forth in Section 3.14 of the Disclosure Schedule, the Company is in compliance in all material respects with all applicable Laws and has in the past complied in all material respects with all applicable Laws, and no Proceeding or Claim has been filed or commenced against it or, to the Company’s Knowledge is threatened, alleging any failure or alleged failure so to comply.  The Company has not received any notice in writing from any Governmental Body to the effect that:  (a) the Company is not in compliance with, or has in the past not been in compliance with, in any material respect, any applicable Laws; or (b) any Governmental Body intends to initiate any Proceeding or Claim against the Company or any of its assets or properties.  None of the Company, its assets or properties, or, to the Company’s Knowledge, its directors, officers, employees or stockholders in their capacities as such, is a party to or bound or affected by any Order or similar restriction that materially restricts the conduct by the Company of its business or which would otherwise reasonably be expected to have a material adverse impact on the ability of the Company to conduct its business as presently conducted.

Section 3.15   Contracts.

(a)           Except as set forth in Section 3.15(a) of the Disclosure Schedule, the Company is not a party to, and its assets are not bound or affected by, any:

(i)            Contract with a customer;

(ii)           Contract with any Person restricting in any manner the right of such Person to compete with the Company or the ability of such Person to employ any of the Company’s employees;

(iii)          Contract that contains a covenant restricting the ability of the Company (or which, following the Closing, would reasonably be expected to restrict the ability of Purchaser or any of its subsidiaries or Affiliates) to compete with any Person, to solicit any Person, or to solicit or hire employees or other Persons, or to engage in any business or activity in any geographic area or pursuant to which any benefit is required to be given or lost as a result of such competing or engaging;

(iv)          data center leases and licenses;

(v)           Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the Company’s assets or properties;

(vi)          Contract providing for the guaranty of any Liability of any Person other than the Company; or any Contract that includes any requirement that the Company provide indemnification to or otherwise support the business or Liabilities of any other Person;

(vii)         Contract not fully performed for the purchase of any commodity, material, services, equipment or fixed assets, for a price in excess of $50,000 in the aggregate over a twelve-month period;

(viii)        Contract under which it is the lessor or lessee of, or holds or operates any Personal Property, for which the annual rental payments exceed $50,000;

(ix)           Contract providing for the license or other grant of the right to use any Intellectual Property Rights, other than software that (A) is commercially available without customization, (B) has general applicability to businesses, and (C) requires aggregate payments during any calendar year of any kind, including upfront or annual maintenance fees, of less than $10,000;

(x)            Contract providing for expenditures of the Company that are, individually or in the aggregate, in excess of $25,000;

(xi)           Contract providing for the acquisition or disposition of any Person or any business, operating division, business unit or product line thereof (whether by merger, consolidation or other business combination, recapitalization, acquisition of stock or assets, or otherwise), or any equity or debt investment by the Company in any other Person;

(xii)          Contract for the sale of any equipment or other assets, except for sales in the ordinary course of business;

(xiii)         Contract that obligates the Company to obtain all or substantially all of its requirements for any goods or services from, or, except for Contracts with customers, supply all or substantially all of the requirements for any goods or services of, any other Person;

(xiv)         Contract including any “most-favored pricing” provision for any customer of the Company;

(xv)          Contract for the employment or engagement of any director, officer, employee, independent contractor, consultant, freelancer or other service provider or other Person, including any severance, retention or similar payment or other compensation to any such Person;

(xvi)         Contract for the granting of any agency, representation, distribution or franchise which cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less;

(xvii)        Contract of the type referred to in Section 3.21;

(xviii)       written instrument granting a power of attorney on behalf of the Company; or

(xix)           other Contract material to the business, operations, financial condition or results of operations of the Company.

(b)           Each Contract required to be listed in Section 3.15(a) of the Disclosure Schedule (each, a “Material Contract” and, collectively, the “Material Contracts”) represents the valid, legal and binding obligation of the Company, in full force and effect and, to the Company’s Knowledge, each Material Contract is enforceable against the other parties thereto, in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies.  Except as set forth in Section 3.15(b) of the Disclosure Schedule, the Company is not currently renegotiating any of the Material Contracts or paying liquidated damages in lieu of performance thereunder.  The Company is not in material breach or default under, or in receipt of any claim of material default or breach under, any Material Contract and, to the Company’s Knowledge, none of the counterparties to any Material Contract is in material breach of or default thereunder; no event has occurred which, with the passage of time or the giving of notice, or both, would result in a material default, breach or event of noncompliance by the Company or, to the Company’s Knowledge, any other party thereto, under any Material Contract; and the Company has no Knowledge of any event or circumstance that would reasonably be expected to result in a material breach by any of the other parties to any Material Contract.  Since December 31, 2010, the Company has not received any written notice of any termination, material modification, acceleration, cancellation, nonrenewal or material adverse price adjustment of any Material Contract.

(c)           The Company has provided to Purchaser correct and complete copies of all written Material Contracts, including all amendments, waivers, supplements or other changes thereto, along with summaries of each of the material terms of each of the oral Material Contracts.

Section 3.16   Intellectual Property.  Section 3.16(a)(i) of the Disclosure Schedule lists all of the material Intellectual Property Rights owned, leased or licensed by, or otherwise used by, the Company, and indicates, for each item, whether it is owned, leased or licensed.  Except as set forth in Section 3.16(a)(ii) of the Disclosure Schedule: (i) to the Knowledge of the Company, no Person, including any current or former employee, independent contractor, consultant, freelancer or other service provider of the Company, is infringing, misappropriating or otherwise violating the Intellectual Property Rights of the Company, (ii) the operations, products and processes of the Company do not infringe on, misappropriate or violate, and have not infringed on, misappropriated or violated, any of the rights of any third party with respect to any Intellectual Property Rights, (iii) there are no Claims pending or, to the Company’s Knowledge, threatened, against the Company with respect to any Intellectual Property Rights, and (iv) there is no Claim, pending or, to the Company’s Knowledge, threatened, that challenges the Company’s ownership rights or rights to use, or the validity, enforceability or effectiveness of, any Intellectual Property Rights used, owned, or licensed by, the Company.

Section 3.17   Taxes.

(a)           All Tax Returns required to be filed with any Governmental Body by the Company or the Sellers (in relation to the Company or their interest therein) have been timely filed and were correct and complete in all material respects.  All Taxes due and payable by the Company, whether or not shown on any Tax Return, have been timely paid in full.  The Company is not currently the beneficiary of, or and has not applied for, any extension of time within which to file any Tax Return.

(b)           The Company has complied with all material requirements of Law in relation to the withholding and deposit of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Body all material amounts required to be so withheld and paid under applicable Law, including any Taxes in connection with any amount paid or owing, or any income or gain allocated, to any current or former stockholder, employee, independent contractor, creditor or any other Person.  The Company has timely and properly completed and filed the Schedules K-1 (and comparable schedules under applicable state, local or foreign Tax Law), Forms W-2 and 1099, and other Tax Returns required with respect to such withholding and deposit of Taxes.

(c)           Charges, accruals and reserves for Taxes with respect to the Company for any pre-Closing tax period or for any tax period beginning before the Closing but ending after the Closing (a “Straddle Period”) (including any pre-Closing tax period or Straddle Period for which no Tax Return has yet been filed) have been estimated and reflected on the Financial Statements (in addition to any accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) and are adequate to cover such Taxes (without taking into account any accrual or reserve for deferred Taxes) as of the date of such Financial Statements, whether or not shown as due on any Tax Return.  Except for Taxes incurred in the ordinary course of business, the Company has no liability for unpaid Taxes accruing after the date of the Interim Financial Statements.

(d)           No claim, audit, examination, action, suit, proceeding or investigation in respect of any Tax matters (including by any Governmental Body or under any indemnification or Tax sharing agreement) is now being conducted, pending or, to the Knowledge of the Company, threatened against the Company or either Seller (in relation to the Company or such Seller’s interest therein).  Neither the Company nor either Seller (in relation to the Company or such Seller’s interest therein) has received from any Governmental Body (i) any written notice indicating an intent to open a Tax audit or other review, (ii) any request for information related to Tax matters, or (iii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed against the Company or either Seller (in relation to the Company or such Seller’s interest therein), and neither the Company nor the Sellers expect any such notice or request to be issued.  Neither the Company nor either of the Sellers has filed any document or entered into any agreement with a Governmental Body waiving or extending the statute of limitations or the period of assessment or collection of any Taxes. Any deficiency or assessment relating to any amount of Taxes resulting from any completed audit or examination of the Company or of either Seller (in relation to the Company or such Seller’s interest therein) by any Governmental Body or any concluded litigation has been timely paid in full.

(e)           Except as set forth in Section 3.17(e) of the Disclosure Schedule, the Company has not received or requested any written ruling of a Governmental Body relating to Taxes or executed or entered into with any Governmental Body a closing agreement pursuant to Code Section 7121 or any similar provision of state, local, foreign or other Tax law.

(f)           The Company has not agreed, and is not required, to include any adjustment in Taxable income for any Tax period pursuant to Code Section 481(a) or 263A or any comparable provisions under state, local or foreign Tax Laws.  No application is pending with any Governmental Body requesting permission for any change in any accounting method of the Company.

(g)           The Company is not and has not been a party to, or bound by, and the Company has no obligation to any other Person under, any Tax sharing, Tax allocation, Tax indemnity, or similar oral or written Contract (including any advance pricing agreement, closing agreement or gain recognition agreement relating to Taxes with any Governmental Body). The Company:  (i) has not been a member of an affiliated group of corporations filing a consolidated or combined Tax Return and (ii) has no liability for Taxes of any Person as a result of being a member of any affiliated, consolidated, combined, unitary or similar group under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee, successor, surety or guarantor, or by contract, indemnification or otherwise.  The Company is not subject or a party to, or a partner or member of, any joint venture, partnership, limited liability company or other oral or written contract, agreement, understanding or arrangement that is treated as a partnership for federal income Tax purposes.

(h)           The Company is not a party to or bound by any oral or written Contract that, individually or collectively, has obligated it or could obligate it to make any payment that would not be deductible by the Company by reason of Code Section 280G or would be subject to Code Section 4999 (whether or not such payment is considered reasonable compensation for services rendered) or would not be deductible pursuant to Code Section 404.  The Company is not party to any Contract that is a “nonqualified deferred compensation plan” within the meaning of Code section 409A.

(i)           The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(j)           The Company is not a “United States real property holding corporation” within the meaning of Code Section 897, and neither the Company nor the Seller is a “foreign person” within the meaning of Code Section 1445(a).  No amount will be required to be withheld under Code Section 1445 in connection with any of the transactions contemplated by this Agreement.

(k)           The Company has been since its inception, and will continue to be at all times through the Closing, (i) a “small business corporation” within the meaning of Code Section 1361(b) for which a valid election under Code Section 1362(a) is in effect, and (ii) a validly electing S corporation, within the meaning of applicable state and local Law, for purposes of the income or franchise Tax Law of each state and local jurisdiction in which its income is or has been subject to Tax.

(l)           The Company is not liable, and has no potential liability, for any Tax under Code Section 1374 or 1375 or any comparable provision of applicable state, local or foreign Law.

(m)           No claim has ever been made in writing with respect to the Company or either Seller (in relation to the Company or such Seller’s interest therein) by any Governmental Body in a jurisdiction:  (i) in which the Company or the Sellers do not file or has not filed Tax Returns that the Company or either Seller is, was or may be subject to taxation by that jurisdiction, or (ii) where the Company or the Sellers file or filed Tax Returns but does not or did not compute his or its Tax on the basis of his or its net income attributable to such jurisdiction, that it is, was or may be subject to Tax on the basis of his or its net income attributable to such jurisdiction.  The Company does not conduct business in, or derive income from, within or allocable to, any state, local or foreign Taxing jurisdiction (x) other than those for which all Tax Returns have been provided to Purchaser or (y) that could reasonably result in a requirement to file a Tax Return in that jurisdiction of a type that the Company, or the Sellers (in relation to the Company or their interest therein), have not filed previously, or to pay Taxes to that jurisdiction on a basis different from the basis, if any, on which the Company or the Sellers (in relation to the Company or their interest therein), previously paid Taxes to that jurisdiction.

(n)           The Company has not at any time engaged in a non-United States trade or business, had a permanent establishment outside the United States, or conducted activities in any foreign jurisdiction that have exposed it to such jurisdiction’s Tax jurisdiction.

(o)           The Company has not, in the past ten (10) years, acquired assets from another Person (or been treated or required to have been treated for Tax purposes as having acquired assets from another Person) in a transaction in which the federal income Tax basis of the acquired assets should have been determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of such transferring Person.  The Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction intended or purported to be governed in whole or in part by Code Section 355 or Code Section 361.

(p)           The Company has not taken any action that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date.  The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction, installment sale or open transaction disposition made on or prior to the Closing Date or any prepaid amount received on or prior to the Closing Date.

(q)           Set forth in Section 3.17(q) of the Disclosure Schedule is a complete and accurate list of all the state, local and foreign jurisdictions in which the Company has filed (i) an income, franchise or gross receipts Tax Return or (ii) a sales and use Tax Return for any period for which the statute of limitations remains open under applicable Law.

Section 3.18   Employment Matters.  The Company does not have any employees and since January 1, 2008 has not had any employees.  The Company does not have any obligations or liabilities, fixed or contingent, arising out of or with respect to any the employment by the

Company of any individual.  The Company does not maintain or contribute to any benefit plans or programs, and the Company does not have any obligations or liabilities, fixed or contingent, with respect to any current or former director, officer, employee (as applicable) or contractor of the Company or their dependents or beneficiaries.

Section 3.19   Legal Matters.  There are no Proceedings or Claims pending or, to the Company's Knowledge, threatened (i) against the Company or any of its assets or properties or (ii) to the Company’s Knowledge, against any of its directors, officers, employees or Affiliates, which, with respect to this clause (ii) are related to or affect the Company’s operations, the nLayer Business or the Company’s assets or the consummation of the transactions contemplated hereby.  Except as set forth in Section 3.19 of the Disclosure Schedule, the Company is not currently a plaintiff in any Proceeding and since January 1, 2009, the Company has not brought any Proceedings or Claims.  There are no Proceedings or Claims pending or, to the Company’s Knowledge, threatened, that question the validity of this Agreement or any of the Transaction Documents, or the right of the Company, the Sellers, Daniel Brosk or Server Central to enter into this Agreement or any of the Transaction Documents to which such Person is a party (as applicable) or to consummate the transactions contemplated hereby and thereby.  The Company is not subject to any Order in which it is named, and its assets are not subject to any Order in which such assets are specifically identified.

Section 3.20   Absence of Certain Practices.  Neither the Company, nor any director, officer, employee, stockholder or agent of the Company, nor any other Person acting on its or their behalf has, directly or indirectly, made, given or incurred or agreed to make, give or incur any contribution, payment, gift or entertainment or other expense or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business or operations of the Company (or assist the Company in connection with any actual or proposed transaction relating to its business and operations), (a) that subjected or would be reasonably likely to subject the Company to any damage or penalty in any criminal or governmental Proceeding, (b) that subjected or would be reasonably likely to subject the Company to any material adverse consequences with any Governmental Body or regarding the ability of the Company to continue doing business in all material respects as it is currently doing business, or (c) that in case of a payment made directly or indirectly to an official or employee of any Governmental Body, constitutes an illegal bribe or kickback (or if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977, as amended) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or Governmental Body, constitutes an illegal bribe or illegal kickback or other illegal payment under any Law of the United States or under the Law of any state or locality that could subject the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business.

Section 3.21   Affiliated Transactions.  Except as set forth in Section 3.21 of the Disclosure Schedule, no director, officer, employee or stockholder of the Company, nor any member of any such individual’s “immediate family” (as defined under Rule 16a-1(e) under the 1934 Act), or any Person which any such individual directly or indirectly controls, is a party to any Contract or transaction with the Company or has any material interest in any material property used by the Company.  Except as set forth in Section 3.21 of the Disclosure Schedule, none of such Persons has any direct or indirect ownership interest in any Person: (i)

with which the Company is Affiliated, (ii) whose assets are used by the Company in the conduct by the Company of its business, (iii) with which the Company otherwise has a business relationship, or (iv) to the Company’s Knowledge, that competes with the Company (other than an ownership interest of less than one percent (1%) of the stock in publicly traded companies that may compete with the Company as long as such Person is a passive investor that does not have any active role in any such publicly traded company).

Section 3.22   Customers, Sales Agents and Suppliers.  Section 3.22(a) of the Disclosure Schedule lists the customers and sales agents of the Company and, measured by expense, the ten (10) largest suppliers (other than professional advisors such as attorneys and accountants) of the Company for the one (1) year period prior to the date of this Agreement.  The Company has not, during the two (2) year period prior to the date of this Agreement, been involved in any material dispute with any of its customers or sales agents.  Except as set forth in Section 3.22(b) of the Disclosure Schedule, during the one (1) year period prior to the date of this Agreement, none of the customers, sales agents or suppliers of the Company has canceled or otherwise terminated, or, to the Company’s Knowledge, expressly threatened in writing to cancel or otherwise terminate or not renew, its relationship with the Company.  The Company has not received any notice or other communication from any customer, sales agent or supplier of the Company stating that the transactions contemplated by this Agreement will materially and adversely affect the relations of the Company with any customer, sales agent or supplier.  Section 3.22(c) of the Disclosure Schedule sets forth customers of the Company which are also customers of Server Central.

Section 3.23   Warranties.  The Company has made no oral or written warranties with respect to the quality or absence of defects of the products or services which it has sold or performed which are in force as of the date hereof, except for those warranties which are described in Section 3.23 of the Disclosure Schedule.

Section 3.24   Bank Accounts; Powers of Attorney.  Section 3.24 of the Disclosure Schedule sets forth (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and (b) the name of each Person authorized to draw thereon or to have access thereto and the names of each Person, if any, holding powers of attorney from the Company.

Section 3.25   Brokers’ and Finders’ Fees.  Except for Bank Street Group, LLC, no agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of the Company or any of its representatives or Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to Purchaser entering into this Agreement and consummating the transactions contemplated by this Agreement and the Transaction Documents, each Seller hereby severally and not jointly represents and warrants to Purchaser as to such Seller (but not as to any other Seller) as follows:

Section 4.1   Organization and Standing.  If such Seller is an entity, such Seller is duly organized, validly existing and in good standing (to the extent such concepts are applicable to such Seller) under the laws of the state of its formation, and such Seller is qualified to do business and in good standing (to the extent such concepts are applicable to such Seller) in each other jurisdiction in which the failure to so qualify and be in good standing would materially and adversely affect such Seller’s ability to perform its obligations under this Agreement and the Transaction Documents to which it is or will become a party or to consummate the transactions contemplated hereby and thereby.  If such Seller is an entity, such Seller has all the requisite trust (or other) power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2   Authority; Enforceability.  Such Seller has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which he or it is or will become a party, to perform his and its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  If such Seller is an entity, the execution, delivery and performance by such Seller of this Agreement and each Transaction Document to which it is or will become a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary trust (or other) action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller, and each Transaction Document to which such Seller is or will become a party has been, or when executed shall be, duly executed and delivered by such Seller.  This Agreement, assuming that this Agreement is a valid and binding obligation of Purchaser, the Company and the other Seller (as applicable), constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, and each Transaction Document to which such Seller is or will become a party, assuming that such Transaction Document is a valid and binding obligation of the other parties thereto, is, or when executed shall constitute, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.3   No Violation.  The execution and delivery by such Seller of this Agreement and each Transaction Document to which such Seller is or will become a party and the consummation by such Seller of the transactions contemplated hereby and thereby, including the compliance and performance by such Seller of the terms, conditions and provisions thereof, do not and will not: (a) violate or conflict with any provision of the Organization Documents of such Seller (if such Seller is an entity), (b) violate or conflict with any Law applicable to such Seller or by which such Seller or any of his or its assets or properties are bound or affected, (c) with or without the passage of time or the giving of notice, or both, violate, conflict with or result in a breach of the terms or conditions or provisions of, or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under, or result in or give rise to a right of termination, modification, acceleration or cancellation of any obligation under, any Contract to which such Seller is a party or by which such Seller or any of his or its assets or properties are bound or affected or (d) result in the creation or imposition of a Lien on any of such Seller’s Shares or other assets or properties.

Section 4.4   Consents.  No consent, approval, waiver, order, permit or authorization of, or registration, application, qualification, designation, declaration, filing or notification with or to, any Governmental Body or any other Person, including a party to a Contract to which such Seller is a party or by which any of his or its assets or properties are bound or affected, is required in connection with the execution, delivery and performance by such Seller of this Agreement or any of the Transaction Documents to which such Seller is or will become a party or the consummation by such Seller of the transactions contemplated hereby or thereby.

Section 4.5   Ownership.  Immediately prior to the Closing, such Seller was the sole record and beneficial owner of the Shares set forth opposite such Seller’s name on Exhibit A and such Seller owned such Shares free and clear of any and all Liens.  At the Closing, assuming Purchaser has the requisite authority to be the lawful owner of the Shares, such Seller is transferring to Purchaser good, valid and enforceable title in and to such Seller’s Shares set forth across from such Seller’s name on Exhibit A, free and clear of any and all Liens, other than Liens created or incurred by Purchaser or its Affiliates and other than restrictions on transfer under applicable federal and state securities law.  Such Seller was not a party to any Contract with respect to: (a) the voting of any Shares; or (b) the transfer of any Shares (including any preemptive right, right of first offer, right of first refusal, participation right, “take along” right or similar right).

Section 4.6   Legal Matters.  There are no Proceedings or Claims pending or, to the knowledge of such Seller, threatened against such Seller or any of his or its assets or properties, or any Orders outstanding against such Seller, in each case that would adversely affect such Seller’s ability to perform such Seller’s obligations under this Agreement and the Transaction Documents to which such Seller is or will become a party or to consummate the transactions contemplated hereby or thereby.

Section 4.7   Certain Relationships.  Neither such Seller nor any member of such Seller’s “immediate family” (as defined under Rule 16a-1(e) under the 1934 Act) (nor, solely with respect to the representation made herein by the Trust, any member of the “immediate family” of any beneficiary of the Trust) has any direct or indirect ownership interest in any Person that competes with the Company (other than an ownership interest of less than one percent (1%) of the stock in publicly traded companies that may compete with the Company as long as such Person is a passive investor that does not have any active role in any such publicly traded company).

Section 4.8   Brokers’ and Finders’ Fees.  Except for the Bank Street Group, LLC, no agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of such Seller or any of such Seller’s representatives or Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE V
OTHER COVENANTS AND AGREEMENTS

Section 5.1   Further Assurances.  From time to time, as and when requested by any Party, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the Transaction Documents.  Without limitation of the foregoing, to the extent the Personal Property is not sufficient to operate the nLayer Business as heretofore conducted, or the operation of the nLayer Business as heretofore conducted requires the use of assets owned by Affiliates of the Company, the Parties intend that the Transition Services Agreement will provide for an orderly transition.  In addition, the Sellers shall, and shall cause their Affiliates to, provide such cooperation and assistance (at Purchaser’s expense) in connection with Purchaser’s audit of the Company’s 2009, 2010 and 2011 annual financial statements as Purchaser may reasonably request.  Further, the Sellers agree to provide, if so requested by Purchaser or Purchaser's independent public accountants (the "Auditor"), to the Auditor a letter of representation (at no cost to the Sellers), in form and substance reasonably acceptable to the Sellers (the “Representation Letter”); provided that the matters covered by such letter shall be limited (i) in scope and substance to the representations of the Sellers expressly set forth in Section 3.8, and (ii) to other matters (A) that are reasonably acceptable to the Sellers, (B) which directly relate to the Company’s annual financial statements for the periods ended December 31, 2009, 2010 and 2011 and ( C) which, to the actual knowledge of the Sellers, are true and correct..  Notwithstanding the foregoing, (I) the foregoing obligations of the Sellers shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, the Sellers or the Sellers’ Affiliates or accountants, at no cost to the Sellers, and in the format that the Sellers or the Sellers’ Affiliates or accountants have maintained such information; and (II) the Representation Letter will not expand, extend, supplement or increase any of the representations or warranties set forth in this Agreement or any Transaction Document in any manner or to expose the Sellers or any of their respective Affiliates to any risk of liability to Purchaser, any of Purchaser’s Affiliates or any other third parties, other than the Auditor as expressly set forth in the Representation Letter.  All matters under this Section 5.1which are at Purchaser’s expense or at no cost to the Sellers, which shall include reasonable internal costs and expenses, shall be paid by Purchaser to the Sellers on demand.

Section 5.2   Payments of Accounts Receivable.  In the event either of the Sellers shall receive any instruments of payment of any of the accounts receivable of the Company, such Seller shall forthwith deliver such instruments to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.  In the event Purchaser, the Company or any of their respective Affiliates shall receive any instruments of payment properly payable to either Seller or any of their respective Affiliates, including Server Central and CacheNetworks, Purchaser shall deliver, or shall cause the Company or Purchaser’s or the Company’s respective Affiliates, as applicable, to deliver, such instruments to the Sellers or their Affiliate, as applicable, endorsed where necessary, without recourse, in favor of such Person.

Section 5.3   Third Party Claims.  The Parties shall cooperate with each other with respect to the defense of any Proceeding, pending or overtly threatened, asserted by a Person other than the Parties hereto, their successors and permitted assigns (and in the case of Purchaser, other than any such Proceeding asserted solely among the Sellers, Daniel Brosk and their respective Affiliates), against any Indemnified Party or to which any Indemnified Party is subject subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article VII; provided, however, that no Party shall be required to provide such cooperation unless it has received assurances reasonably acceptable to such Party that the Party requesting such cooperation shall reimburse such Party for his or its reasonable out-of-pocket costs and expenses of furnishing such cooperation.

Section 5.4   Confidentiality.

(a)           Purchaser Confidential Information.  In consideration of the benefits of this Agreement to the Sellers and in order to induce Purchaser to enter into this Agreement, each Seller hereby individually covenants and agrees such Seller is in the possession of certain Purchaser Confidential Information.  Such Seller agrees that such Seller shall not, and shall cause his or its Affiliates not to, in whole or in part, disclose or allow to be disclosed to any Person any Purchaser Confidential Information for any reason or purpose whatsoever, and such Seller shall use at least the same degree of care when dealing with such Purchaser Confidential Information that he or it employs with respect to its own confidential and proprietary information.

(b)           Seller Confidential Information.  In consideration of the benefits of this Agreement to Purchaser and its Affiliates and in order to induce each of the Sellers to enter into this Agreement, Purchaser hereby individually covenants and agrees that Purchaser is in the possession of certain Seller Confidential Information.  Purchaser agrees that it shall not, and shall cause its Affiliates not to, in whole or in part, disclose or allow to be disclosed to any Person any Seller Confidential Information for any reason or purpose whatsoever, and Purchaser shall use at least the same degree of care when dealing with such Seller Confidential Information that it employs with respect to its own confidential and proprietary information.

(c)           Notwithstanding the foregoing, the provisions of this Section 5.4 shall not prohibit disclosures that are required to be made by a Party (a “Disclosing Party”) under legal process by subpoena or other order issued by a court of competent jurisdiction or by any other Governmental Body; provided, however, that such Disclosing Party, unless prohibited by Law, provides to the other Parties prompt notice of any such subpoena or other order so that any such other Party may seek, at its sole option, election and expense, an appropriate protective order or other protective remedy, and such Disclosing Party shall furnish only that portion of the Purchaser Confidential Information or Seller Confidential Information, as applicable, that is legally required to be disclosed and shall cooperate in such manner as the other Parties may reasonably request to obtain assurance that confidential treatment shall be accorded to such Purchaser Confidential Information or Seller Confidential Information, as applicable.

Section 5.5   Non-Competition for the Benefit of Purchaser.  In consideration of the benefits of this Agreement to the Sellers and in order to induce Purchaser to enter into this Agreement, each Seller hereby individually covenants and agrees that, from and after the Closing and until the earlier of (a) the fourth (4th) anniversary of the Closing Date, and (b) the occurrence of a Triggering Event, other than a sale of the Company in which the Deferred Payments are paid in full in accordance with this Agreement to the Sellers (the “Restrictive Covenant Period”),

such Seller shall not, and shall cause his and its Affiliates not to, directly or indirectly, participate in, own, operate, manage, control, invest in, lend to, or otherwise have any interest (of record or beneficial) in, or be employed by, have any interest as a consultant in, advise, engage in services for or otherwise aid or assist in any manner, any Person or other business that engages, anywhere in the world, in a business that directly or indirectly engages in, or directly or indirectly competes with, the nLayer Business; provided, however, that this Section 5.5 shall not prohibit such Seller and his or its Affiliates from (A) providing services to the Company, (B) owning any equity in the Company or being a passive owner of not more than one percent (1%) of the outstanding capital stock of a Person which is publicly traded, as long as such Seller and his or its Affiliates have no active participation in such Person’s business, (C) becoming an employee of a Person engaged in the nLayer Business, and being a beneficial owner of equity securities of such entity, so long as (X) the revenue generated by such Person from the nLayer Business in any given fiscal year during the Restrictive Covenant Period does not represent more than ten percent (10%) of the total revenue of such Person in such fiscal year, and (Y) such Seller or Affiliate thereof does not directly participate in the nLayer Business, or (D) remaining an employee of Server Central, or becoming an employee of any successor in interest thereto (whether or not such Person engages in, or derives revenue from, the nLayer Business); provided that such Seller or Affiliate thereof does not, subject to the final sentence of this Section 5.5, directly participate in the nLayer Business conducted by such successor in interest to Server Central.  Notwithstanding the foregoing, Server Central, including any successor in interest thereto, may continue to operate its business and provide services which may be deemed to compete, whether directly or indirectly, with the nLayer Business, so long as such services are bundled with other services of Server Central, or any successor in interest thereto, which are offered by Server Central, or any successor in interest thereto, in the ordinary course of business (collectively, the “Permitted Activities”), and Server Central’s, or any successor in interest thereto, engaging in any such Permitted Activities (and Seller’s involvement in the business of, or direct or indirect ownership of equity interests in, Server Central or any successor in interest thereto) shall not be deemed to be a breach or other violation of this Section 5.5.

Section 5.6   Non-Solicitation of Business Relations for the Benefit of Purchaser.  In consideration of the benefits of this Agreement to the Sellers and in order to induce Purchaser to enter into this Agreement, each Seller hereby individually covenants and agrees that, during the Restrictive Covenant Period, such Seller shall not, and such Seller shall cause his or its Affiliates not to, directly or indirectly, except on behalf of or for the benefit of the Company, (a) solicit, sell to, provide services to, or assist the solicitation of, sale to, or providing to, or encourage, induce or entice any other Person to solicit, sell to or provide services to, any Person who is a customer of the Company at the time of such solicitation or other action or was a customer of the Company (or whom the Company is or was soliciting to become a customer of the Company) within the one (1) year period immediately preceding the Closing Date, for the purpose of (i) providing such Person with any product or service which directly or indirectly competes with the products or services provided by the Company to such Person or is in substitution for or in replacement of such products or services; (ii) altering, modifying or precluding the development of such customer’s business relationship with the Company; or (iii) reducing the volume of business that such customer transacts with the Company or (b) take any action that is intended, or could reasonably be expected, to discourage any Person who is presently (or was at any time during the one (1) year period immediately preceding the Closing Date) a lessor, licensor, supplier, licensee or other business associate or relation of the Company from entering into or maintaining, or to terminate, cease or otherwise adversely change, its relationship with the Company or in any other way deliberately interfere with the relationship between the Company and any such lessor, licensor, supplier, licensee or other business associate or relation.  Notwithstanding the foregoing, (X) Server Central and the Company have joint customers which are disclosed in Section 3.25(c) of the Disclosure Schedule, and such joint customers are expressly excluded from the provisions of this Section 5.6, and (Y) nothing set forth herein shall be deemed to restrict or limit Server Central from engaging in any Permitted Activities, and Server Central’s engaging in any such Permitted Activities (and Seller’s involvement in the business of, or direct or indirect ownership of equity interests in, Server Central) shall not be deemed to be a breach or other violation of this Section 5.6.

Section 5.7   Non-Solicitation for Employment for the Benefit of Purchaser.  In consideration of the benefits of this Agreement to the Sellers and in order to induce Purchaser to enter into this Agreement, each Seller hereby individually covenants and agrees that, during the Restrictive Covenant Period, such Seller shall not, and such Seller shall cause his or its Affiliates not to, directly or indirectly, (a) solicit or attempt to solicit for employment, hire or attempt to hire, engage or attempt to engage or in any other way induce or attempt to induce to leave the employ of or engagement by the Company, any Person who is, on the date of such solicitation or attempted solicitation, hiring or attempted hiring, or engagement or attempted engagement, or who was, during the twelve (12) month period preceding such solicitation or attempted solicitation, hiring or attempted hiring, or engagement or attempted engagement, a director, officer, employee or consultant to the Company or (b) induce or attempt to induce any Person who is a director, officer, employee or consultant of the Company to leave the employ of or terminate or breach their respective agreements with the Company, or in any other way deliberately interfere with the relationship between the Company and any such Person; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not targeted towards the Company’s directors, officers, employees or consultants shall not be deemed to be a solicitation of such individuals in violation of this Section 5.7.

Section 5.8   Non-Disparagement for the Benefit of Purchaser.  In consideration of the benefits of this Agreement to the Sellers and in order to induce Purchaser to enter into this Agreement, each Seller hereby individually covenants and agrees that, during the Restrictive Covenant Period, such Seller shall not, and such Seller shall cause his or its Affiliates not to, directly or indirectly, make any written or oral statement concerning the Company, Purchaser or any of their respective Affiliates, the nLayer Business or any of the current or former directors, officers, managers or employees of the Company, Purchaser or of any of their respective Affiliates that is reasonably likely to be harmful to the Company, Purchaser or such Affiliate, the nLayer Business or the business or personal reputation of any such Person; provided, however, that the restriction set forth in this Section 5.8 shall not: (A) prohibit truthful testimony compelled by legal process; or (B) prevent such Seller from exercising his or its rights or remedies under this Agreement or any of the Transaction Documents.

Section 5.9   Non-Solicitation for Employment for the Benefit of the Sellers.  In consideration of the benefits of this Agreement to Purchaser and in order to induce the Sellers to enter into this Agreement, Purchaser hereby individually covenants and agrees that, from and after the Closing and until the fourth (4th) anniversary of the Closing Date, Purchaser shall not, and Purchaser shall cause its Affiliates not to, directly or indirectly, (a) solicit or attempt to solicit for employment, hire or attempt to hire, engage or attempt to engage or in any other way induce or attempt to induce to leave the employ of or engagement by Server Central or CacheNetworks, any Person who is, on the date of such solicitation or attempted solicitation, hiring or attempted hiring, or engagement or attempted engagement, or who was, during the twelve (12) month period preceding such solicitation or attempted solicitation, hiring or attempted hiring, or engagement or attempted engagement, a director, officer, employee or consultant to Server Central or CacheNetworks or (b) induce or attempt to induce any Person who is a director, officer, employee or consultant of Server Central or CacheNetworks to leave the employ of or terminate or breach their respective agreements with Server Central or CacheNetworks, or in any other way deliberately interfere with the relationship between Server Central or CacheNetwork sand any such Person; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not targeted  towards the directors, officers, employees or consultants of Server Central or CacheNetworks shall not be deemed to be a solicitation of such individuals in violation of this Section 5.9.

Section 5.10   Intention of Parties Regarding Restrictive Covenants; Remedies.

(a)           Intended Enforcement.

(i)           It is understood and expressly agreed and acknowledged by each of the Sellers that the restrictive covenants of each Seller set forth in Sections 5.4, 5.5, 5.6, 5.7 and 5.8:  (i) are reasonable in geographic and temporal scope and in all other respects; (ii) have been made in order to induce Purchaser to enter into this Agreement and Purchaser would not have entered into this Agreement but for the restrictive covenants of such Seller contained in Sections 5.4, 5.5, 5.6, 5.7 and 5.8 and this Section 5.10; and (iii) were made in connection with their sale of equity interests of the Company.  It is therefore the specific intention of the Company and the Sellers that the provisions of Sections 5.4, 5.5, 5.6, 5.7 and 5.8 and this Section 5.10 shall be enforced as written and to the fullest extent possible.

(ii)           It is understood and expressly agreed and acknowledged by Purchaser that the restrictive covenants of Purchaser set forth in Sections 5.4 and 5.9:  (i) are reasonable in geographic and temporal scope and in all other respects; (ii) have been made in order to induce the Sellers to enter into this Agreement and the Sellers would not have entered into this Agreement but for the restrictive covenants of Purchaser contained in Sections 5.4 and 5.9 and this Section 5.10; and (iii) were made in connection with their purchase of equity interests of the Company.  It is therefore the specific intention of Purchaser and the Sellers that the provisions of Sections 5.4 and 5.9 and this Section 5.10 shall be enforced as written and to the fullest extent possible.

(b)           Remedies.

(i)           If, at any time of enforcement of any of the provisions of Sections 5.4, 5.5, 5.6, 5.7 or 5.8, a court of competent jurisdiction determines that the duration or geographic scope restrictions stated in this Agreement are not enforceable under applicable Law, the Parties agree that the maximum duration or geographic scope (as applicable) permitted by applicable Law shall be substituted for the duration or geographic scope (as applicable) stated in this Agreement and the court shall be authorized to revise the restrictions contained in this Agreement to instead cover only such maximum duration or geographic scope (as applicable).  In the event of any conflict between the immediately preceding sentence of this Section 5.10(b)(i), on the one hand, and Section 8.5 on the other hand, the immediately preceding sentence of this Section 5.10(b)(i) shall control and govern.

(ii)           If, at any time of enforcement of any of the provisions of Sections 5.4 or 5.9, a court of competent jurisdiction determines that the duration or geographic scope restrictions stated in this Agreement are not enforceable under applicable Law, the Parties agree that the maximum duration or geographic scope (as applicable) permitted by applicable Law shall be substituted for the duration or geographic scope (as applicable) stated in this Agreement and the court shall be authorized to revise the restrictions contained in this Agreement to instead cover only such maximum duration or geographic scope (as applicable).  In the event of any conflict between the immediately preceding sentence of this Section 5.10(b)(ii), on the one hand, and Section 8.5 on the other hand, the immediately preceding sentence of this Section 5.10(b)(ii) shall control and govern.

(c)           Other Obligations.

(i)           Each Seller agrees and acknowledges that his or its obligations set forth in Sections 5.4, 5.5, 5.6, 5.7 and 5.8 are in addition to, and not in lieu of, any obligations such Seller has to the Company and its Affiliates (including Purchaser) pursuant to any other Contract between such Seller and the Company or its Affiliates, at common law or otherwise.

(ii)           Purchaser agrees and acknowledges that its obligations set forth in Sections 5.4 and 5.9 are in addition to, and not in lieu of, any obligations Purchaser has to the Sellers and their respective Affiliates pursuant to any other Contract between Purchaser and the Sellers or their respective Affiliates, at common law or otherwise.

(d)           References Include Subsidiaries.

(i)           All references in Sections 5.4, 5.5, 5.6, 5.7 or 5.8 to the Company are inclusive of the Subsidiaries, if any, of the Company from time to time.

(ii)           All references in Sections 5.4 or 5.9 to the Sellers are inclusive of their respective Subsidiaries, if any, from time to time.

ARTICLE VI
TAX MATTERS

Section 6.1   Payment of Taxes; Preparation and Filing of Tax Returns.

(a)           The Sellers shall be responsible for payment of the following Taxes (or the non-payment thereof):

(i)           All Taxes of the Company, or for which the Company is liable, for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period; and

(ii)           all Taxes of the Sellers (in relation to the Company or the Sellers’ interest therein), including pursuant to Code Section 1366 or comparable provisions of state, local or foreign Tax Law, for all Taxable periods;

in each case including all Taxes of the Company or of the Sellers resulting from the transactions contemplated by this Agreement.  For the avoidance of doubt, nothing in this Section 6.1(a) shall be construed to imply that Purchaser is not responsible for the Gross-Up Payment pursuant to Section 6.2(d) on account of the 338(h)(10) Election.  In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Taxable period ending on the Closing Date shall be:

(A)           in the case of Taxes that are either (1) based upon or measured by income or receipts or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the Taxable period ended on the Closing Date; for the avoidance of doubt, Taxes incurred by reason of the transactions contemplated by this Agreement, including the 338(h)(10) Election, if any, shall be allocated to the portion of the period ending on the Closing Date; and

(B)           in the case of other Taxes imposed on a periodic basis with respect to the Company or its assets, or otherwise not feasibly allocated to specific transactions or events, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

In the event a 338(h)(10) Election is not made, the Sellers shall, at the request of Purchaser, promptly execute any required consent to an election pursuant to Code Section 1362(e)(3) to close the books of the Company in order to give effect to this Section 6.1(a).

(b)           The Sellers shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company relating to Income Taxes for all periods ending on or prior to the Closing Date (“Pre-Closing Tax Returns”).  Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns related to Non-Income Taxes for the Company that are filed after the Closing Date with respect to (i) Taxable periods ending on or before the Closing Date and (ii) all Tax Returns for Straddle Periods. With respect to any such Tax Return required to be filed with respect to the Company and as to which any responsibility for any portion of the Taxes shown thereon is allocable to the Sellers under Section 6.1(a), Purchaser shall provide the Sellers with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return for which the Sellers are responsible (to the extent not shown on the Tax Return, including on Schedule K-1) at least ten (10) days prior to the due date (including any extension thereof) for filing such Tax Return. For a period of ten (10) days following such delivery the Sellers shall have the right to review and approve such Tax Return and statement, which approval shall not be unreasonably withheld, conditioned or delayed.  The Sellers shall pay to Purchaser the amount of Taxes shown on such Tax Return for which the Sellers are responsible pursuant to Section 6.1(a)(i), by wire transfer of immediately available funds to the account designated in writing by Purchaser, within three (3) days after the earlier of (x) the Sellers’ approval of such Tax Return and (y) expiration of such ten (10) day period.

(c)           Purchaser, on the one hand, and the Sellers on the other hand, shall each be liable for one-half (1/2) of any Transfer Taxes incurred in connection with the consummation of the Purchase.

Section 6.2   Tax Election.  At Purchaser’s election, the Sellers shall join with Purchaser in making, and shall take any and all action necessary to effect, a timely election under Code Section 338(h)(10) (and any corresponding election under applicable state, local or foreign Tax Law) with respect to the purchase by the Purchaser of the Shares (the “338(h)(10) Election”).  The following provisions shall govern certain Tax matters relating to or resulting from the 338(h)(10) Election, notwithstanding anything to the contrary in Section 6.1.

(a)           If Purchaser desires to make the 338(h)(10) Election, it shall deliver to the Sellers a notice to that effect, accompanied by a completed IRS Form 8023 (“Form 8023”) and any corresponding state, local or foreign Tax forms (except for information thereon that must be provided by the Sellers).  Within fifteen (15) days after receiving from Purchaser the notice referred to in Section 6.2(a), each Seller shall deliver to Purchaser the Form 8023 and any such corresponding state, local or foreign Tax forms duly executed by such Seller and completed with any information therein which must be provided by such Seller; provided, however, neither Seller shall be obligated to deliver to Purchaser the Form 8023 or any of such Tax forms unless such Seller is concurrently being paid Five Hundred Forty Nine Thousand Dollars ($549,000) in the case of Lowe and Three Hundred Sixty Six Thousand Dollars ($366,000) in the case of the Trust (such amount, the “Estimated Gross Up Payment”), which amount shall be subject to adjustment as provided in this Section 6.2.

(b)           If Purchaser makes the 338(h)(10) Election, the portion of the Purchase Price allocated to the Shares, the liabilities of the Company and any other relevant items (the “338(h)(10) Consideration”) shall be allocated among the assets of the Company (the “Assets”) in accordance with this Section 6.2(b) (the “Allocation”).  Promptly after making the Section 338(h)(10) Election, and in any event prior to September 30, 2012, Purchaser shall cause to be prepared and delivered to the Sellers a draft Allocation in accordance with Code Section 338(h)(10) and the Treasury Regulations thereunder (the “Draft Allocation”). If the Sellers do not deliver to Purchaser a written objection to the Draft Allocation, setting forth in reasonable detail the basis for any such objection, within thirty (30) days after their receipt of the Draft Allocation, then the Draft Allocation shall become final and binding upon the Parties (the “Final Allocation”). If the Sellers timely deliver such an objection to Purchaser, then the Sellers and Purchaser shall work in good faith to resolve any dispute, and if all items of dispute are so resolved, then the Draft Allocation shall be amended accordingly and shall become the Final Allocation. If any dispute with respect to the Draft Allocation remains unresolved for a period of twenty (20) days after Purchaser receives the Sellers’ objection notice, then Purchaser and the Sellers shall submit only the remaining disputed items to the Independent Accountants for determination. The Independent Accountants’ determination as to each such disputed item shall be binding on the Parties, and the Draft Allocation shall be amended in accordance with the Independent Accountants’ determination and shall become the Final Allocation.  Purchaser shall prepare IRS Form 8883 (and any similar form for purposes of state, local or foreign Tax Law) for each of “Old Target” and “New Target” (as defined for purposes of Treasury Regulation 1.338(h)(10)) consistent with the Final Allocation, and Purchaser, on behalf of the Company, shall timely file or cause to be filed such Forms 8883 and other forms with the appropriate Governmental Body.  If any adjustment is subsequently made to the 338(h)(10) Consideration pursuant to the terms of this Agreement, the Sellers agree to execute and deliver promptly to Purchaser such other Tax forms relating to the 338(h)(10) Election as Purchaser may reasonably request, and the Sellers hereby authorize Purchaser to file any and all forms with respect to the 338(h)(10) Election.  The Form 8883 and other forms shall be binding on the Sellers and the Company for all Tax purposes, and each such Person shall file all Tax Returns in a manner consistent with the Form 8883 and other forms; provided, however, that (i) the amount realized by the Sellers may differ from the amount allocated hereunder to reflect transaction costs that reduce the amount realized for Income Tax purposes and (ii) the Purchaser’s cost for the assets that it is deemed to acquire may differ from the amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated.  None of the Sellers, the Company or Purchaser shall take any position on any Tax Return, before any Governmental Body or in any proceeding relating to Taxes that is in any way inconsistent with the Form 8883.

(c)           The Sellers shall include any income, gain, loss, deduction or other Tax item resulting from the 338(h)(10) Election on such Seller’s  Tax Returns to the extent and in the manner required by applicable Law, and shall timely file such Tax Returns and pay the Taxes reported on such Tax Returns.  The Sellers shall also be responsible for and shall pay any Tax imposed on the Company attributable to the making of the 338(h)(10) Election, including any Tax imposed under Code Section 1374 and any Tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(2).

(d)           Notwithstanding anything to the contrary, as a condition to making the 338(h)(10) Election, Purchaser will make a payment to the Sellers in an amount sufficient to pay the sum of (i) the amount, if any, by which (A) the sum of the federal, state and local Taxes paid by the Company and the Sellers as a result of the 338(h)(10) Election, including any administrative or other charges or expenses, exceeds or will exceed (B) the sum of the federal, state and local Taxes that would have been paid by the Company and the Sellers had the sale of the Shares to Purchaser occurred pursuant to the terms of this Agreement but no 338(h)(10) Election had been made (taking into account all appropriate federal and state income Tax implications) (the “Incremental Tax”) and (ii) any additional federal, state and local Taxes incurred by the Company or any Seller attributable to the payment by Purchaser of the Incremental Tax and any Gross-Up to any Seller (which for the avoidance of doubt includes (i) any entity level Tax of the Company due to such payment of Incremental Tax and/or Gross-Up being treated as additional Purchase Price and as additional 338(h)(10) Consideration, and (ii) any additional federal, state and local Tax incurred by the Company or any seller attributable to the payment of a prior Gross-Up calculation amount, i.e., there is a Gross-Up on any Gross-Up amounts paid) (the “Gross Up”), and (iii) any interest or penalties assessed by the Internal Revenue Service and state taxing authority on the Company or any Seller which are related to the payment of the Incremental Tax or Gross Up (provided that the Sellers give written notice of such interest or penalties to

Purchaser and provide a reasonable opportunity to contest such amounts), unless such interest or penalties are attributable to the negligent or wrongful act or omission of such Seller (the amounts in the foregoing clauses (i), (ii) and (iii) being referred to collectively as the “Gross-Up Payment”).  If either Seller determines that the Estimated Gross-Up Payment is less than the Gross-Up Payment to which such Seller is entitled, such Seller may provide an initial calculation of the Gross-Up Payment to Purchaser for its review and approval within thirty (30) days after the later of completion of the Final Allocation or the date Purchaser delivers its notice of the 338(h)(10) Election to such Seller pursuant to Section 6.1(a).  If (I) Purchaser does not object to a Seller’s calculation of the Gross-Up Payment within twenty (20) days after its receipt of the initial calculation from such Seller or (II) if such Seller does not provide an initial calculation of the Gross-Up Payment during such thirty (30) day period and Purchaser does not object to the Estimated Gross-Up Payment to such Seller as being the amount of the Gross-Up Payment within twenty (20) days after the end of such thirty (30) day period, which objection shall be made by delivering to the Sellers a notice of such objection within such twenty (20) day period, then such Gross-Up Payment shall become final and binding on the Parties.  If (x) Purchaser disputes a Seller’s calculation of the Gross-Up Payment in writing within twenty (20) days of its receipt of the initial calculation or (y) if such Seller does not provide an initial calculation of the Gross-Up Payment during such thirty (30) day period but Purchaser objects to the Estimated Gross-Up Payment to such Seller as being the amount of the Gross-Up Payment within twenty (20) days after the end of such thirty (30) day period, which objection shall be made by delivering to the Sellers a notice of such objection within such twenty (20) day period accompanied by Purchaser’s initial calculation of the Gross-Up Payment, then such Gross-Up Payment (after good faith attempt to resolve such disagreement) shall be determined in writing by the Independent Accountants within thirty (30) days after the delivery of the initial calculation to the Independent Accountants and such determination of the Gross-Up Payment by the Independent Accountants shall be final and binding on the Parties (the final determination of the Gross-Up Payment is referred to as the “Final Gross-Up Payment”).  Within ten (10) days after the determination of the Final Gross-Up Payment: (X) if the Final Gross-Up Payment exceeds the Estimated Gross-Up Payment, then the Purchasers shall pay such excess to the Sellers and (Y) if the Final Gross-Up Payment is less than the Estimated Gross-Up Payment, then the Sellers shall pay such deficit to Purchaser.  If any Party fails to pay any amount when due under this Section 6.2(d), such unpaid amount shall thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, from the required date of payment until the date on which such amount is paid in full.  Any Gross-Up Payment shall be treated by the Sellers and Purchaser as an adjustment to the Purchase Price for United States federal income tax purposes.

Section 6.3   Tax Covenants.

(a)           After the Closing Date, Purchaser and/or the Company will not, without obtaining the written consent of the Sellers, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company for any tax period ending on or before the Closing Date (“Pre-Closing Tax Period”)or any Straddle Period.

(b)           The Parties hereby agree and acknowledge that the Tax deductions associated with the transaction expenses paid pursuant to Section 1.3(b)(ii) shall be for the sole benefit of the Sellers and shall be allocated to the applicable Pre-Closing Tax Periods ending on the

Closing Date or portions of the applicable Straddle Periods ending on the Closing Date, in each case to the extent permitted by applicable Law and that notwithstanding anything to the contrary in this Agreement, the Sellers shall be entitled to the benefits of each such Tax deduction.

(c)           If Purchaser or any of its Affiliates, including the Company, makes or changes any Tax reporting position or any Tax election that would reasonably be expected to have the effect of increasing the Tax liability or reducing any Tax benefit of either of the Sellers or the Company for any Pre-Closing Tax Period, then no Purchaser Indemnitee shall be entitled to indemnification thereafter pursuant to Section 7.2(a) for any such Tax liability that results therefrom.

Section 6.4   Cooperation on Tax Matters.

(a)           Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the requesting Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees (including in the case of the Seller’s, employees of Server Central) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser, the Company and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or either Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other of such Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another of such Parties so requests, the Company or the Sellers, as the case may be, shall allow such Party to take possession of such books and records.

(b)           Purchaser and the Seller further agree, upon request, to provide each other with all information that either of them may be required to report pursuant to Code Section 6043, Section 6043A, or Treasury Regulations promulgated thereunder.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

Section 7.1   Survival; Expiration of Indemnification Obligations.

(a)           Survival.  The representations and warranties contained in Article II, Article III and Article IV shall survive the Closing and shall terminate on April 30, 2013; provided, however, that (i) the representations and warranties set forth in Sections 2.8, 3.17, 3.18, 3.21, 3.28 and 4.8 shall each survive the Closing and shall terminate on the sixtieth (60th) day after the running of the applicable statute of limitations and (ii) the representation and warranties set forth in Sections 2.1, 2.2, 3.1, 3.2, 3.4, 4.1, 4.2 and 4.5 (collectively with the representations and warranties set forth in the preceding clause (i), the “Fundamental Representations”) shall each survive the Closing indefinitely.  The respective covenants and agreements of the Parties contained in this Agreement shall each survive the Closing and shall terminate on the sixtieth (60th) day after the running of the applicable statute of limitations.

(b)           Expiration of Indemnification Obligations.  No Notice of Claim (i) concerning a breach of or inaccuracy in a representation and warranty contained in this Agreement or a non-fulfillment or breach of any covenant or agreement made by or to be performed by a Party set forth in this Agreement may be delivered by a Person seeking indemnification after expiration of the representation and warranty or covenant and agreement with respect to which such indemnification claim is being made, as provided in Section 7.1(a), or (ii) concerning any of the matters set forth in Section 7.2(a)(iii), (iv), (v) or (vi) may be delivered by a Person seeking indemnification after the sixtieth (60th) day after the running of the applicable statute of limitations; provided, however, in the case of each of the preceding clauses (i) and (ii), if a Notice of Claim concerning any of the foregoing matters has been delivered in accordance with Section 7.5 or Section 7.6 by a Person seeking indemnification prior to the expiration of the applicable period set forth in the preceding clauses (i) or (ii), as applicable, the right to indemnification with respect to the matter set forth in such Notice of Claim and any other claim(s) arising out of, resulting from or relating to the facts giving rise to such claim for indemnification shall survive until such later date as each such claim for indemnification has been fully and finally resolved in accordance with this Article VII.

Section 7.2   Indemnification of Purchaser.

(a)           From and after the Closing (but subject to the terms and conditions of this Article VII), the Sellers shall severally (based on their respective Percentage Interests), and not jointly, indemnify, defend and hold harmless Purchaser, each of Purchaser’s Affiliates (including the Company) and each of its and their respective officers, directors, managers, members, partners, stockholders, equity holders, employees, representatives, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) from and against any and all Losses suffered or incurred by any Purchaser Indemnitee arising out of, resulting from or relating to:  (i) any breach of or inaccuracy in any representation and warranty made by the Sellers in Article III, (ii) any non-fulfillment or breach of any covenant or agreement made by or to be performed by the Sellers set forth in this Agreement; (iii) any Claim or Proceeding instituted, on or after the Closing Date, by any Person (including any Seller) against any Purchaser Indemnitee relating to any action, misrepresentation or omission (including any breach of fiduciary duty), occurring on or prior to the Closing Date, by the Company or any director, officer, employee or stockholder of the Company; (iv) any Company Transaction Expenses that are outstanding after the Closing and not reflected in the Final Net Working Capital; (v) any Indebtedness outstanding immediately prior to the Closing that is not satisfied in full at the Closing; or (vi) any Taxes for a Pre-Closing Tax Period or a Straddle Period for which Sellers are responsible pursuant to Article VI.  Notwithstanding the foregoing, and for the avoidance of doubt, no Seller Indemnitee will be a Purchaser Indemnitee by reason of such Seller Indemnitee’s position with the Company or otherwise.

(b)           From and after the Closing (but subject to the terms and conditions of this Article VII), each Seller (alone and not jointly with the other Seller) shall indemnify, defend and hold harmless each of the Purchaser Indemnitees from and against any and all Losses suffered or incurred by any Purchaser Indemnitee arising out of, resulting from or relating to: (i) any breach of or inaccuracy in any representation and warranty made by such Seller in Article IV or (ii) any non-fulfillment or breach of any covenant or agreement made by or to be performed by such Seller set forth in this Agreement.

Section 7.3   Indemnification of the Sellers.  From and after the Closing (but subject to the terms and conditions of this Article VII), Purchaser shall indemnify, defend and hold harmless each of the Sellers, each of their respective Affiliates and each of their respective trustees, beneficiaries, representatives, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses suffered or incurred by any Seller Indemnitee arising out of, resulting from or relating to: (a) any breach of or inaccuracy in any representation and warranty made by Purchaser in Article II or (b) any non-fulfillment or breach of any covenant or agreement made by or to be performed by Purchaser set forth in this Agreement.

Section 7.4   Limitation of Indemnification Obligations.

(a)           Purchaser Threshold.  The Purchaser Indemnitees shall be entitled to indemnification under Section 7.2(a)(i) or Section 7.2(b)(i) only if the aggregate amount of all Losses incurred by the Purchaser Indemnitees with respect to any and all breaches of or inaccuracies in the representations and warranties of the Sellers contained in Article III or Article IV exceeds One Hundred Thousand Dollars ($100,000) (the “Aggregate Threshold”); provided, however, that if the aggregate amount of all such Losses exceeds the Aggregate Threshold, the Purchaser Indemnitees shall be entitled to indemnification for the full amount of all such Losses and not just the amount in excess of the Aggregate Threshold; and provided further, however, that notwithstanding the foregoing, the Aggregate Threshold shall not apply to the Fundamental Representations of the Sellers and, accordingly, any claims by a Purchaser Indemnitee in respect of a Fundamental Representation of the Sellers shall be indemnified hereunder from the first dollar of any applicable Losses.

(b)           Seller Threshold.  The Seller Indemnitees shall be entitled to indemnification under Section 7.3(a) only if the aggregate amount of all Losses incurred by the Seller Indemnitees with respect to any and all breaches of or inaccuracies in the representations and warranties of Purchaser contained in Article II exceeds the Aggregate Threshold; provided, however, that if the aggregate amount of all such Losses exceeds the Aggregate Threshold, the Seller Indemnitees shall be entitled to indemnification only for the amount of such Losses in excess of the Aggregate Threshold; provided, however, that notwithstanding the foregoing, the Aggregate Threshold shall not apply to the Fundamental Representations of Purchaser and, accordingly, any claims by a Seller Indemnitee in respect of a Fundamental Representation of Purchaser will be indemnified hereunder from the first dollar of any applicable Losses.

(c)           Purchaser Cap.  Subject to Section 7.4(e), the maximum aggregate amount of Losses for which indemnification is required to be made by any Seller individually with respect to the matters referred to in Section 7.2(a)(i) or Section 7.2(b)(i) is an amount equal to the product of (x) One Million Dollars ($1,000,000) multiplied by (y) such Seller’s Percentage Interest (the “General Indemnity Cap”); provided, however, the General Indemnity Cap shall not apply to Losses suffered by the Purchaser Indemnitees as a result of inaccuracies in or breaches of the Fundamental Representations of the Company and the Sellers, which shall be excluded in calculating when the General Indemnity Cap is reached; provided further, however, that the maximum aggregate amount of Losses for which indemnification is required to be made by any Seller individually with respect to the matters referred to in Section 7.2(a)(i), (iv) or (v) or Section 7.2(b)(i) is an amount equal to the product of (i) the Purchase Price, as adjusted pursuant to the terms of this Agreement, including pursuant to Sections 1.6 and 1.7, multiplied by (ii) such Seller’s Percentage Interest.

(d)           Seller Cap.  Subject to Section 7.4(e), the maximum aggregate amount of Losses for which indemnification is required to be made by Purchaser with respect to the matters referred to in Section 7.3(a) is the General Indemnity Cap; provided, however, the General Indemnity Cap shall not apply to Losses suffered by the Seller Indemnitees as a result of inaccuracies in or breaches of the Fundamental Representations of Purchaser, which are unlimited and which shall be excluded in calculating when the General Indemnity Cap is reached.

(e)           Fraud.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that, in the event of fraud in connection with the representations and warranties, nothing in this Agreement shall limit (i) any Party’s rights or (ii) the amount of Losses recoverable by a Party against the Party committing such fraud.

Section 7.5   Indemnification Claim Procedure.

(a)           If any Purchaser Indemnified Party or Seller Indemnified Party, as applicable (in the capacity as a Person seeking indemnification under this Article VII, the “Indemnified Party”), obtains actual knowledge of any matter not involving a Third Party Claim that the Indemnified Party believes will entitle the Indemnified Party to indemnification from another Party under this Article VII (in the capacity as a Person against whom indemnification is sought under this Article VII, the “Indemnifying Party”), the Indemnified Party shall promptly thereafter deliver to the Indemnifying Party a notice thereof (a “Notice of Claim”) describing such matter in reasonable detail, the basis for the indemnification obligation and, to the extent reasonably estimable, the estimated Losses resulting therefrom; provided, however, that any failure to give such notification on a timely basis or to provide any particular details therein shall not relieve the Indemnifying Party of its obligation to indemnify any Indemnified Party hereunder except to the extent that such failure to provide, delay in providing or omission of any particular detail actually and materially prejudices the ability of the Indemnifying Party to defend against such matter.

(b)           The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days following the date that the Notice of Claim is delivered to the Indemnifying Party (the “Response Period”).  Any Claim Response must specify whether or not the Indemnifying Party disputes the claim(s) described in the Notice of Claim and, if known, describe in reasonable detail the basis for each such dispute and include supporting materials.  If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party shall be deemed not to dispute the claim(s) described in the related Notice of Claim.  If the Indemnifying Party gives a Claim Response with the Response Period but does not in such Claim Response dispute all of the claim(s) made in the related Notice of Claim, the Indemnifying Party shall be deemed not to dispute the undisputed claim(s) described in the related Notice of Claim.  If the Indemnifying Party elects not to dispute any claim described in a

Notice of Claim, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged with respect to such undisputed claim(s) in such Notice of Claim shall, subject to the limitations set forth in this Article VII, be conclusively deemed to be an obligation of Purchaser (if Purchaser is the Indemnifying Party), the Sellers (if the Sellers are the Indemnifying Party), or the applicable Seller (if such Seller is the Indemnifying Party), and the Indemnified Party shall thereafter be paid the amount specified in the Notice of Claim with respect to such undisputed claim(s) as provided in Section 7.8.  If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Notice of Claim, Purchaser and the Sellers shall promptly meet in good faith to resolve the dispute.  If Purchaser and the Sellers do not resolve a dispute regarding a claim within thirty (30) days following the date that the Notice of Claim is delivered to the Indemnifying Party, either the Indemnifying Party or the Indemnified Party may submit the dispute to a court of competent jurisdiction for resolution.  Upon final resolution of such dispute, whether by agreement among Purchaser and the Sellers or by a final, non-appealable determination by a court of competent jurisdiction, if it is determined that any indemnification payment is required pursuant to this Article VII, then such amount shall be paid to the Indemnified Party as provided in Section 7.8.

Section 7.6   Procedures Relating to Indemnification for Third-Party Claims.

(a)           With respect to any matter for which an Indemnified Party is entitled to indemnification from an Indemnifying Party under this Article VII that relates to a Claim or Proceeding by a Third Party (a “Third Party Claim”), the Indemnified Party shall provide to the Indemnifying Party a Notice of Claim relating to such Third Party Claim promptly after receiving written notification of such Claim or Proceeding; provided, however, that any failure to give such notification on a timely basis shall not relieve the Indemnifying Party of its obligation to indemnify any Indemnified Party hereunder except to the extent that such failure to provide or delay in providing actually and materially prejudices the ability of the Indemnifying Party to defend against such Third Party Claim.

(b)           The Indemnifying Party shall have the right to assume and pursue the defense of any Third-Party Claim with counsel selected by it and reasonably acceptable to the Indemnified Party, upon delivery to the Indemnified Party, within thirty (30) days after notice of the Third-Party Claim has been delivered to the Indemnifying Party, of an irrevocable acknowledgement and agreement that: (i) any Losses resulting therefrom shall, subject to the limitations set forth in this Article VII, be indemnifiable Losses for which the Indemnified Party is entitled to indemnification under this Article VII; and (ii) that the Indemnifying Party shall post any bond or other security to the extent required in connection with the defense or appeal of such Third-Party Claim (an “Assumption of Defense Notice”).  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of a Third-Party Claim if: (i) such Third-Party Claim involves criminal liability; (iii) such Third-Party Claim involves any issue relating to Taxes (except as expressly provided in Section 7.6(e); (iv) such Third-Party Claim demands injunctive or other equitable relief; (v) the Indemnified Party reasonably determines that the Losses associated with such Third-Party Claim are likely to exceed the then-remaining amount of the General Indemnity Cap; (vi) any Indemnifying Party is also a party to such Third-Party Claim; or (vii) the Indemnified Party reasonably determines that it would be inappropriate for a single counsel to represent both the Indemnifying Party and the Indemnified Party in connection with such Third-Party Claim under applicable standards of legal ethics.

(c)           Unless and until the Indemnified Party receives, with respect to any Third-Party Claim, an Assumption of Defense Notice from the Indemnifying Party within the thirty (30) day period provided above or if, at any time after the Indemnifying Party has assumed the defense of a Third-Party Claim, the Indemnifying Party fails diligently to defend such Third-Party Claim, (i) the Indemnified Party may fully assume, commence and pursue its defense of such Third-Party Claim in any such manner as it may deem appropriate; (ii) the Indemnified Party shall thereafter promptly inform the Indemnifying Party of all material developments related to such Third-Party Claim (including copying the Indemnifying Party on court filings and correspondence); provided, however, that the Indemnified Party shall not be obligated to turn over any attorney-client privileged information; (iii) the Indemnifying Party shall reasonably cooperate in the defense or prosecution of such Third-Party Claim, including the retention and (upon the Indemnified Party’s request) the provision to the Indemnified Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and (iv) the Indemnified Party shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, any attorneys’ fees and expenses and other costs and expenses incurred by the Indemnified Party in connection with a Third-Party Claim prior to the time at which such Third-Party Claim has been assumed by the Indemnifying Party as provided herein or during any subsequent time in which the Indemnified Party is conducting its own defense of a Third-Party Claim in accordance with this Section 7.6 shall be Losses hereunder.

(d)           If the Indemnifying Party assumes the defense of a Third-Party Claim, it shall control and direct the defense of such Third-Party Claim but the Indemnified Party will have the right to participate in the defense of such Third-Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  During any time period in which the Indemnifying Party is defending a Third-Party Claim: (i) the Indemnifying Party shall promptly inform the Indemnified Party of all material developments related to such Third-Party Claim (including copying the Indemnified Party on court filings and correspondence)); provided, however, that the Indemnifying Party shall not be obligated to turn over any attorney-client privileged information; and (ii) the Indemnified Party shall reasonably cooperate in the defense or prosecution of such Third-Party Claim, including the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Notwithstanding anything to the contrary herein, the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed) if pursuant to or as a result of such settlement: (A) such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder (other than to the extent of the Aggregate Threshold) or (B) injunctive or equitable relief or other operational restrictions would be imposed against such Indemnified Party.  If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 7.6(d) only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect.  If the Indemnified Party does not consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim, subject to the limitations set forth in this Agreement, will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the date such settlement offer is given to the Indemnified Party to the extent such amount is otherwise indemnifiable hereunder.

(e)           With respect to any Tax Contest, the procedures of this Section 7.6(e)) shall apply in lieu of the procedures provided in the foregoing provisions of this Section 7.6.  The Sellers shall have the right, at their own expense, to control any Tax audit or contest and resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment (each, a “Tax Proceeding”) relating to any and all Taxes of the Company or of the Sellers (with respect to the Company or their interest therein), for any Taxable period ending on or before the Closing Date, provided, however, that Purchaser (i) shall have sole control of any Tax Proceeding that relates in whole or in part to the Section 338(h)(10) Election and (ii) shall have the right to participate in any other such Tax Proceeding that may have the effect of increasing the Tax liability of any Purchaser Indemnified Party for any Tax period ending after the Closing, but only as to those items that may have such an effect, and the Sellers shall not settle or compromise any claims in any Tax Proceeding without Purchaser's prior written consent.  Purchaser shall have the right, at its own expense, to control any other Tax Proceeding relating to Taxes with respect to the Company; provided that, with respect to any issue, the resolution of which may cause the Sellers to become obligated to make a material payment pursuant to Section 7.2(a)(vi), Purchaser shall consult with the Sellers regarding the resolution of such issue, and not settle any such issue or file any amended Tax Return relating to such issue, without the consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.7   Determination of Loss Amount; Reliance.

(a)           All materiality qualifications contained in the representations and warranties of the Parties set forth in this Agreement (however they may be phrased and including the term “Material Adverse Effect”) shall be taken into account for purposes of this Article VII solely for purposes of determining whether a breach of such representation and warranty has occurred and, if such breach has occurred, all such materiality qualifications shall be ignored and not given any effect for purposes of determining the amount of Losses arising out of, resulting from or relating to such breach of such representation and warranty under this Article VII.

(b)           The representations and warranties made by the Sellers, on the one hand, and Purchaser, on the other hand, in this Agreement are made with the knowledge and expectation that each of the Sellers (in the case of representations and warranties made by Purchaser) and Purchaser (in the case of representations and warranties made by the Sellers) is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement.  No investigation made by or for the benefit of a Party, nor any knowledge of information held or obtained by such Party either in the course of such investigation or otherwise, will negate or limit the effect of the representations and warranties made for the benefit of such Party in this Agreement or any right to indemnification with respect to any breach of or inaccuracy therein.

(c)           The Indemnifying Party shall not be liable under this Article VII for any (i) Losses relating to any matter to the extent that there is included in the Final Post-Closing NWC Statement a liability or reserve relating to such matter or (ii) Losses that are punitive damages.

(d)           Each Indemnified Party shall take commercially reasonable efforts to mitigate the amount of any Losses for which a claim for indemnification is or can be made under this Article VII and, notwithstanding anything to the contrary in this Article VII, with respect to each claim for indemnification under this Agreement the Indemnifying Parties shall not be required to provide indemnification with respect to any Loss (or a portion thereof) if, but only to the extent, such Losses result from the failure of any Indemnified Party to use such commercially reasonable efforts.  For the avoidance of doubt, any Loss incurred by an Indemnified Party in connection with the use of his or its commercially reasonable efforts to mitigate any Loss pursuant to this Section 7.7 shall be deemed to be a Loss incurred by such Indemnified Party and shall be indemnifiable pursuant to this Article VII.

(e)           Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement, no Indemnified Party shall be deemed to have incurred a Loss (or a portion thereof) to the extent that such Indemnified Party actually receives recovery under insurance coverage with respect to such Loss, provided that in no event shall any indemnification payment be delayed in anticipation of the receipt of any insurance proceeds.  Each Indemnified Party agrees to, and to cause its Affiliates to in good faith, diligently seek recovery of all insurance proceeds from insurers with respect to all Losses with respect to which any Indemnified Party makes a claim for indemnification under this Article VII (it being agreed and acknowledged that any expenses incurred by such Indemnified Party in seeking such recovery in good faith shall be indemnifiable Losses pursuant to this Article VII).  To the extent that the Indemnified Party receives any amount under insurance coverage with respect to a claim for which a Purchaser Indemnified Party has previously obtained payment in indemnification under this Article VII, the Indemnified Party shall, as soon as reasonably practicable after the receipt of such insurance proceeds, pay and reimburse to the Indemnifying Party for such prior indemnification payments (up to the amount of the insurance proceeds, less any retroactive premium adjustments directly attributable thereto, costs incurred but not previously reimbursed to the applicable Indemnified Party as indemnified Losses and any deductible incurred in obtaining such proceeds).

Section 7.8   Payment of Amounts Due.

(a)           Subject to the application of Section 7.4, within five (5) business days after it is finally determined pursuant to this Article VII that any amount is due to any Purchaser Indemnitee under Section 7.2(a), such amount shall be satisfied as follows: (i) first, by reducing the portion of the Deferred Payments payable pursuant to Section 1.2(b); (ii) second, by reducing the portion of the Deferred Payments payable pursuant to Section 1.2(c); (iii) third, by reducing the portion of the Deferred Payments payable pursuant to Section 1.2(d); and (iv) finally, in the event that such amount exceeds any remaining Deferred Payments payable pursuant to Sections

1.2(b), 1.2(c) and 1.2(d), then by payment by each Seller to Purchaser of such Seller’s Percentage Interest of such amount by wire transfer of immediately available funds.

(b)           Subject to the application of Section 7.4, within five (5) business days after it is finally determined pursuant to this Article VII that any amount is due to any Purchaser Indemnitee under Section 7.2(b), such amount shall be satisfied as follows:  (i) first, by reducing the portion of the Deferred Payments payable to such Seller pursuant to Section 1.2(b); (ii) second, by reducing the portion of the Deferred Payments payable to such Seller pursuant to Section 1.2(c); (iii) third, by reducing the portion of the Deferred Payments payable to such Seller pursuant to Section 1.2(d); and (iv) finally, in the event that such amount exceeds any remaining Deferred Payments payable to such Seller pursuant to Sections 1.2(b), 1.2(c) and 1.2(d), then by payment by the applicable Seller to Purchaser by wire transfer of immediately available funds.

(c)           Subject to the application of Section 7.4, within five (5) business days after it is determined pursuant to this Article VII that any amount is due to any Seller Indemnitee pursuant to Section 7.3, such amount shall be paid by Purchaser to such Seller Indemnitee by wire transfer of immediately available funds.

(d)           If any payment required under this Section 7.8 is not made in full within five (5) business days after it is determined under this Article VII that such payment is due, the unpaid  payment will thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until paid in full.  Any payment made pursuant to this Section 7.8 shall be an adjustment to the Purchase Price for Tax purposes.

Section 7.9   Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, except: (a) as set forth in Section 8.14 with respect to specific performance or injunctive relief, (b) as set forth in Section 1.7(c), (c) as set forth in Section 6.2 with respect to Taxes or (d) for any claim based upon fraud or willful misconduct, the indemnification rights set forth in this Article VII shall be the sole and exclusive remedies of: (i) the Purchaser Indemnitees for any breach of or inaccuracy in any of the representations and warranties of the Sellers contained in this Agreement or any breach of any of the covenants and agreements of the Sellers contained in this Agreement; and (ii) the Seller Indemnitees for any breach of or inaccuracy in any of the representations and warranties of Purchaser contained in this Agreement or any breach of any of the covenants and agreements of Purchaser contained in this Agreement.  For the avoidance of doubt, the limitation set forth in this Section 7.9 shall not apply to any of the Transaction Documents.

ARTICLE VIII
MISCELLANEOUS

Section 8.1   Expenses.  Except as otherwise expressly set forth in this Agreement, Purchaser shall pay its own expenses (including investment banking, brokerage, legal, accounting and other professional fees and expenses) incurred in connection with the negotiation of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (and for the avoidance of doubt, the Parties acknowledge that the payments provided in Section 1.3(b)(ii) are Company expenses).  Except for the payments provided in Section 1.3(b)(ii) or as otherwise expressly set forth in this Agreement, each Seller shall pay his or its own expenses (including investment banking, brokerage, legal, accounting and other professional fees and expenses) incurred in connection with the negotiation of this Agreement, the performance by such Seller of his or its obligations hereunder and the consummation of the transactions contemplated by this Agreement.  The Company shall pay its own expenses (including investment banking, brokerage, legal, accounting and other professional fees and expenses and the payments provided in Section 1.3(b)(ii)) incurred in connection with the negotiation of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (collectively, the “Company Transaction Expenses”); provided, however, that the Sellers (in accordance with their respective Percentage Interests) shall be responsible for and shall pay any Company Transaction Expenses that are not paid prior to the Closing or pursuant to Section 1.3(b)(ii).

Section 8.2   Publicity.  Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the Purchase and the other transactions contemplated hereby shall be made only with the prior written consent of Jordan Lowe and Purchaser (and in any event, the Parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity), not to be unreasonably withheld.

Section 8.3   Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally; (b) mailed using certified or registered United States mail with postage prepaid; or (c) sent by next-day or overnight mail or delivery using a nationally recognized overnight courier service, as follows:

Notices to the Sellers:

c/o ServerCentral, Inc.
209 W. Jackson Blvd, Suite 700
Chicago, IL 60606

with a copy (which shall not constitute notice, request, demand, waiver or other communication to the Sellers)  to:

Brozosky & Brosk, P.C.
40 Skokie Boulevard, Suite 630
Northbrook, Illinois 60062
Attention: Joel Brosk, Esq.

Notices to Purchaser, Parent or the Company:

Global Telecom & Technology, Inc.
8484 Westpark Drive
Suite 720
McLean, VA 22101
Facsimile: 703.
Attention: General Counsel

with a copy (which shall not constitute notice, request, demand, waiver or other communication to Purchaser, Parent or the Company) to:

Kelley Drye & Warren LLP
3050 K Street, N.W.
Washington, D.C. 20007
Attention: Jay R. Schifferli

A Party may designate a new address to which notices, requests, demands, waivers and other communications shall thereafter be transmitted by providing written notice to that effect to the other Parties.  Each notice, request, demand, waiver or other communication transmitted in the manner described in this Section 8.3 shall be deemed to have been provided, received and become effective for all purposes hereunder (i) when delivered personally to the recipient, if delivered personally, (ii) four (4) days after being mailed by certified or registered United States mail, postage prepaid, (iii) one business day after being sent by next-day or overnight mail or delivery using a nationally recognized overnight courier service, or (iv) when presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

Section 8.4   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (whether in whole or part, voluntarily or involuntarily, by operation of law, merger, consolidation, dissolution or otherwise) by any Party without the prior written consent of (a) in the case of a Seller, Purchaser, and (b) in the case of Purchaser, the Sellers.  No assignment or delegation shall relieve any Party of its responsibility for the performance of any obligation.  Notwithstanding the foregoing, the rights, interests and obligations of each Seller hereunder shall be binding upon and inure to the benefit of such Seller and his or its heirs, executors, administrators or legal representatives upon the death or incapacity of such Seller.  Any purported assignment or delegation of this Agreement or any rights, interests or obligations hereunder in violation of this Section 8.4 shall be void and of no force or effect.  Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.  In the event that after the date of this Agreement the Trust makes any distribution to its beneficiaries, each beneficiary shall be responsible to Purchaser for the obligations of the Trust under Article VII of this Agreement, up to the amount distributed to such beneficiary, and the Trust shall take such actions as may be necessary to implement the provision of this sentence.

Section 8.5   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to such Parties provided by, such provision; or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided to the maximum extent permitted by applicable Law.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

Section 8.6   Interpretation.  All references in this Agreement to annexes, exhibits, schedules, articles, sections, subsections and other subdivisions refer to the corresponding annexes, exhibits, schedules, articles, sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any articles, sections, subsections or other subdivisions of this Agreement are for convenience only and shall be disregarded in construing the language hereof.  Annexes, exhibits and schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.  Any capitalized terms used but not defined in an annex or schedule to this Agreement have the meaning set forth in this Agreement.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision hereof unless expressly so limited herein.  The words “either,” “or,” “neither,” “nor,” and “any” are not exclusive.  The word “including” (in its various forms) means including without limitation.  All references to “$” and “dollars” shall be deemed to refer to United States currency unless otherwise specifically provided.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Unless expressly stated to the contrary, references in this Agreement or Annex A to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

Section 8.7   Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The inclusion of any item in the Disclosure Schedule attached hereto is not intended to imply that the items so included, or other items, are or are not required to be disclosed (including whether such items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the inclusion of any item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not included in any section in the Disclosure Schedule is or is not required to be disclosed (including whether the items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement, and in the schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract).  Each representation and warranty contained herein is independent of all other representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied.  Exceptions or qualifications to any representations or warranties contained in the text thereof or schedules thereto shall not be construed as exceptions or qualifications to any other representation or warranty.

Section 8.8   Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing executed by the Company (with the prior approval of the Company’s board of directors), Purchaser and the Sellers, which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended.  Any provision of this Agreement may be waived at any time by (a) Purchaser, by delivery by Purchaser of a written instrument executed by Purchaser, which states that it constitutes a waiver of this Agreement and specifies the provision(s) that are being waived; (b) by any Seller or both of the Sellers, by delivery by such Seller(s) of a written instrument executed by such Seller(s), which states that it constitutes a waiver of this Agreement and specifies the provision(s) that are being waived and (c) by the Company, by delivery by the Company of a written instrument executed by the Company (with the prior approval of the Company’s board of directors), which states that it constitutes a waiver of this Agreement and specifies the provision(s) that are being waived.  No waiver by any Party of any provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other provision of this Agreement on any future occasion.  No failure or delay by any Party in exercising any right, power, privilege or remedy hereunder shall operate as a waiver thereof.

Section 8.9   Entire Agreement.  This Agreement, including the annex, exhibits and schedules hereto, along with the Transaction Documents, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, by or among the Parties with respect to the subject matter hereof, including any letter of intent, term sheet or memorandum of terms entered into or exchanged by the Parties or any of their respective Affiliates.

Section 8.10   Counterparts.  This Agreement may be executed in one or more counterparts, all of which (when executed and delivered) shall be considered one and the same Agreement and shall become effective when one or more counterpart signature pages have been signed by each Party and delivered by each Party to the other Parties, it being understood that each of the Parties need not sign the same counterpart.  Counterparts may be delivered by facsimile or other electronic transmission method (including pdf), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 8.11   Governing Law.  THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ALL RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ALL DISPUTES AND PROCEEDINGS (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE FOREGOING SHALL BE CONSTRUED AND GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY

CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 8.12   Consent to Jurisdiction; Waiver of Jury Trial.

(a)           EACH PARTY AGREES THAT ALL PROCEEDINGS (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING  SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE, IN THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) AND IN ANY APPELLATE COURTS THEREFROM WITHIN THE STATE OF DELAWARE (COLLECTIVELY, THE “DELAWARE COURTS”).  EACH PARTY CONSENTS AND SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY OF THE DELAWARE COURTS IN RESPECT OF ANY SUCH PROCEEDING.  PROCESS WITH RESPECT TO ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, AND MAY BE SENT OR DELIVERED TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES SET FORTH IN SECTION 8.3 OR IN ANY OTHER MANNER OTHERWISE PERMITTED BY APPLICABLE LAW.

(b)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING (IN CONTRACT, TORT OR OTHERWISE) IN ANY OF THE DELAWARE COURTS.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE DELAWARE COURTS.

(c)           EACH PARTY AGREES THAT ANY PROCEEDING (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING WILL INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING.

(d)           EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT, SEEK TO ENFORCE THE FOREGOING WAIVERS, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) SUCH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13   No Third Party Beneficiaries.  No Person other than Purchaser, the Company and the Sellers has, is intended to have, or shall have any rights, remedies, obligations or benefits under any provision of this Agreement, other than (a) any heirs, executors, administrators, legal representatives, successors and permitted assigns of the Parties under Section 8.4 (who are intended third party beneficiaries of this Agreement) and (b) the Purchaser Indemnitees and the Seller Indemnitees (who are intended third party beneficiaries of Article VII).

Section 8.14   Remedies.  Subject to the provisions of Section 7.9 and Section 1.7(c), each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement.  Without limiting the generality of the foregoing, each of the Parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the Parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law.  A Party’s right to specific performance or injunctive relief  shall be in addition to all other legal or equitable remedies available to such Party.

Section 8.15   Deliveries to Purchaser.  Any document or item shall be deemed “provided” or “made available” by any of the Sellers or the Company to Purchaser for purposes of Article III if such document or item (a) is included on or prior to the date of this Agreement in the electronic data room established by the Company and maintained by Bank Street Group LLC in connection with the transactions contemplated by this Agreement, or (b) actually delivered (including electronic delivery) by the Company to Chris McKee prior to the date of this Agreement.

Section 8.16   Parent Guarantee.  To induce the Sellers to enter into this Agreement, Parent hereby irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety to the Sellers, the full and punctual payment, performance and discharge of all of the obligations of Purchaser to the Sellers under this Agreement, and all liabilities and damages payable by Purchaser arising under or in connection with this Agreement, whether pursuant to Section 1.2, Section 6.2, Article VII or otherwise, when due, subject to and in accordance with the provisions of this Agreement (the “Obligations”).  In furtherance of the foregoing, Parent acknowledges that its liability under this Section 8.16 shall extend to the Obligations and that the Sellers may, in their sole discretion, bring and prosecute a separate action or actions against Parent for the full amount of the Obligations, regardless of whether action is brought against Purchaser or any other Person, whether Purchaser or any other Person is joined in any such action or actions or whether Purchaser or any other Person was primarily responsible for causing the Obligations of Purchaser under this agreement.  For the avoidance of doubt, Parent shall remain liable for performing its obligations hereunder in the event that Purchaser assigns this Agreement to an Affiliate thereof in accordance with the terms of this Agreement (with all references to “Purchaser” herein to then be deemed references to such affiliated assignee).  Parent’s obligations hereunder shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement executed pursuant to this Agreement, regardless of whether Parent received notice of the same and Parent hereby waives notice of the same.  In connection with this guaranty, Parent waives: (a) any defenses that would be available to Purchaser arising under applicable bankruptcy Laws; (b) any right to require the Sellers to (i) proceed against Purchaser or any other Person; (ii) proceed against or exhaust any security or (iii) pursue any other remedy for the breach of an obligation by Purchaser under this Agreement; and (c) any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Purchaser.  The Sellers acknowledge and agree that, except as otherwise provided in this Section 8.16, Parent may assert any defenses that would be available to Purchaser with respect to any demand for performance of any Obligations of Purchaser under this Agreement (including those set forth in Article VII).

[Signature Page Follows]

The Parties have executed this Stock Purchase Agreement as of the date indicated in the first sentence of this Agreement.

SELLERS:

/s/ Jordan Lowe
Jordan Lowe

DANIEL BROSK TRUST DATED DECEMBER 22, 2006

By: /s/ Daniel Brosk
Daniel Brosk, Trustee

COMPANY:

NLAYER COMMUNICATIONS, INC.

By:  /s/ Jordan Lowe
Name:  Jordan Lowe
Title:   President

PURCHASER:

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By:  /s/ Chris McKee
Name:  Chris McKee
Its:        General Counsel

PARENT:

GLOBAL TELECOM & TECHNOLOGY, INC.

By:  /s/ Chris McKee
Name:  Chris McKee
Its:        General Counsel

ANNEX A

DEFINITIONS

  PART I  - DEFINITIONS:

As used in the Agreement, each of the following terms has the meaning given in this Annex A:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

“business day” means any day of the year other than: (a) any Saturday or Sunday; or (b) any other day on which the banks located in the State of Illinois are closed for business.

“Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Body, or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that would reasonably be expected to result in a Loss.

“Contract” means any contract, agreement, instrument, lease, sublease, loan agreement, indenture, bond, note, mortgage, license, sublicense, purchase or sale order, quotation or other arrangement, commitment, plan, understanding, undertaking or other obligation, whether written or oral, that is binding or enforceable on at least one of the parties thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Customers” means (a) (i) each of the Persons that is a customer of the Company as of the Closing Date or that has been a customer of the Company during the period of twelve (12) consecutive full calendar months preceding the Closing Date, and (ii) each of the Persons which Sellers and Purchaser agree is reasonably likely to become a Customer of the Company or the  nLayer Business, and, in each case, is set forth on Schedule I, and (b) each of the Persons that becomes a customer of the Company or the nLayer Business on or following the Closing Date, excluding any Persons that are Existing Customers, the relationships with which the Parties agree, in good faith, were primarily established by a Seller or an Affiliate of any Seller.

“Disclosure Schedule” means the disclosure schedule setting forth exceptions to the representations and warranties made by the Sellers in Article III, which is incorporated by reference into this Agreement and thereby made a part hereof.

“Existing Customers” means Persons who are customers of Purchaser or any of its Affiliates as of the Closing Date or have been customers of Purchaser or any of its Affiliates during the period of twelve (12) consecutive full calendar months preceding the Closing Date, each of which is set forth on Schedule II.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any federal, state, regional, county, city, local, municipal, foreign or other government or quasi-governmental entity or authority or any department, branch, agency, commission, board, subdivision, bureau, agency, official, political subdivision or other instrumentality of any of the foregoing, any administrative or regulatory body obtaining authority from any of the foregoing, and any court, tribunal, judicial or arbitral body, mediation or conciliation or self-regulatory authority.

“Income Taxes” means Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to any Person, without duplication, (a) any obligation of such Person (i) constituting the principal amount, plus any related accrued and unpaid interest, fees, expenses and prepayment premiums or penalties, of indebtedness for borrowed money; (ii) evidenced by any note, bond, debenture, bankers acceptance, letter of credit or other instrument, facility or debt security (including a purchase money obligation); (iii) upon which interest charges (other than late payment charges) are customarily paid or owed; (iv) issued or assumed as the deferred purchase price of property or services, conditional sale obligations and obligations under any title retention agreement; or (v) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (b) any synthetic lease obligations, sale-leaseback obligations and other similar indebtedness obligations, whether secured or unsecured; (c) any direct or indirect guarantee (or keepwell agreement) by such Person of any indebtedness of any other Person described in the preceding clause (a); (d) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument (other than those issued in respect of performance obligations in the ordinary course); (e) any obligations under interest rate, currency and other derivative Contracts; and (f) any preferred stock or similar security or equity interest having a preference over the common equity of such Person in a liquidation, dissolution, or winding-up of such Person or otherwise.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) copyrights, mask works, and other works of authorship; (b) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures, together with all divisions, continuations, continuations-in-part, reissues, revisions, additions, extensions, and reexaminations thereof and all industrial designs, industrial models and utility models; (c) trade marks, service marks, trade dress, logos, slogans, trade names, Internet domain names, corporate names, and all other designations of origin, and all goodwill associated with the foregoing; (d) software, computer hardware and information technology systems; (e) rights or interests protected by non-statutory or common law evidenced by or embodied in any idea, design, concept, process, technology, invention, discovery, enhancement, improvement or information and data (including formulae, procedures, protocols, techniques and results of experimentation and testing), regardless of patentability, including trade secrets and know-how; (f) moral and economic rights of authors and inventors, however denominated; (g) all other proprietary and intellectual property rights; (h) all appurtenances related to, and derivative works and improvements of, any of the foregoing; (i) all Contracts, applications, registrations, extensions and renewals related to any of the foregoing, regardless of whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction; and (j) copies and tangible embodiments of any of the foregoing in whatever form or medium.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” or variations thereof as used herein will be limited to the actual knowledge after reasonable due inquiry of each of the Sellers.

“Law” means any constitutional provision, statute, ordinance, law (including common law), rule, regulation, code, plan, decree, injunction, judgment, Order, ruling, assessment or writ of any Governmental Body, or any legally binding regulatory policy statement, binding guidance, binding directive or decree of any Governmental Body, in each case as any of the foregoing may be in effect from time to time.

“Liability” with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for payment, Indebtedness, payment obligation or other sum that is or may become due.

“Lien” means any lien (including any Tax lien), mortgage, security interest, pledge, deposit, option, infringement, charge, claim, deed of trust, hypothecation, mortgage, contingent sale, title retention, lease or sublease, building or use restriction, adverse claim, right or intent, covenant, easement, encroachment, defect or other matter affecting title, conditional sales agreement, or other  encumbrance or restriction (including a restriction on transfer such as a right of first refusal) of any nature or kind, whether voluntarily or involuntarily incurred, arising by operation of Law, by Contract or otherwise, and including any Contract to give any of the foregoing in the future.

“Losses” means any and all Liabilities, Proceedings, Claims, losses, demands, assessments, adjustments, costs, awards, judgments, settlement payments, fines, penalties, Taxes, interest, damages, costs, deficiencies and expenses, including any and all reasonable expenses incurred in connection with investigating, defending or asserting any of the foregoing (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, consultants, expert witnesses, accountants and other professionals).

“Material Adverse Effect” means any change, effect, matter, event, fact, condition, circumstance, occurrence or development that, individually or in the aggregate, is or would reasonably be expected to (a) be materially adverse to the business, assets or properties (including intangible assets or properties), liabilities, condition (financial or otherwise), operations or operating results or prospects of the Company, or (b) materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Net Working Capital” means current assets (excluding cash and cash equivalents) of the Company minus current liabilities (excluding any Indebtedness or Company Transaction Expenses) of the Company, as determined in accordance with GAAP.

“Non-Income Taxes” means all Taxes other than Income Taxes.

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, stipulation, award, order (including any consent decree or cease and desist order) or determination of any kind issued, promulgated or entered by or with any Governmental Body.

“Organizational Documents” of a Person means: (a) the certificate of incorporation, certificate of trust or similar document(s) filed with a Governmental Body, which filing forms or organizes such Person; and (b) the bylaws, trust agreement or similar document(s), whether or not filed with a Governmental Body, which organize and/or govern the internal affairs of such Person, in the case of each of the foregoing clauses (a) and (b), as in effect at the time in question.

“Percentage Interest” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Exhibit A.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Company and are accrued in full on the Interim Financial Statements, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business, and (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation arising or incurred in the ordinary course of business (and without any violation of applicable Law).

“Person” means a natural person, a partnership, a corporation, a company, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business enterprise or a Governmental Body.

“Proceeding” means any suit, action, cause of action (whether at law or in equity), arbitration, audit, hearing, investigation, litigation, claim, complaint, administrative or similar proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Purchaser Confidential Information” means any and all information and records, data and other trade secrets of the Company, Purchaser or Purchaser’s Affiliates, as they may exist from time to time, of any Persons that hereafter are or become Subsidiaries of any of the foregoing, or of customers, suppliers, vendors, referral sources or other Persons that the Company does business with, whether written, oral, electronic or in other tangible or intangible form, including: (A) corporate information (including business plans, proposed products, expansion plans, strategies and policies); (B) marketing information (including strategies, methods, customers, prospects, market research data and plans for trademarks, service marks and copyrighted materials); (C) financial information (including cost, sales, pricing and performance data, debt arrangements, investors, client financial information and credit files); (D) operational and scientific information (including current and planned distribution and supply methods and processes, techniques, contracts, business records, trade secrets, computer programs and technical information); and (E) personnel information (including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations).  The term “Purchaser Confidential Information,” however, does not include any information which: (I) is or becomes generally available to the public knowledge other than as a result of a disclosure by any Seller or any Affiliate of any Seller in violation of the terms hereof; (II) was available to such Seller on a non-confidential basis prior to being disclosed or made available to such Seller by or on behalf of the Company, as evidenced by the contemporaneous written records of such Seller; or (III) is disclosed to or becomes available to such Seller on a non-confidential basis by or from a source other than the Company or its Affiliates after the disclosure of such information to such Seller by or on behalf of the Company or its Affiliates, which source does not have a duty of nondisclosure, directly or indirectly, to the Company, its Affiliates or another Person with respect to such information.

“Seller Confidential Information” means any and all information and records, data and other trade secrets of each of the Sellers and each of their respective Affiliates, including Server Central and CacheNetworks, as they may exist from time to time (collectively, the “Seller Confidentiality Parties”), of any Persons that hereafter are or become Subsidiaries of any of the foregoing, or of customers, suppliers, vendors, referral sources or other Persons that any of the Seller Confidentiality Parties does business with, whether written, oral, electronic or in other tangible or intangible form, including: (A) corporate information (including business plans, proposed products, expansion plans, strategies and policies); (B) marketing information (including strategies, methods, customers, prospects, market research data and plans for trademarks, service marks and copyrighted materials); (C) financial information (including cost, sales, pricing and performance data, debt arrangements, investors, client financial information and credit files); (D) operational and scientific information (including current and planned distribution and supply methods and processes, techniques, contracts, business records, trade secrets, computer programs and technical information); and (E) personnel information (including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations).  The term “Seller Confidential

Information,” however, does not include any information which: (I) is or becomes generally available to the public knowledge other than as a result of a disclosure by Purchaser or any of its Affiliates, including the Company, in violation of the terms hereof; (II) was available to Purchaser or its Affiliates on a non-confidential basis prior to being disclosed or made available to such Person by or on behalf of any of the Seller Confidentiality Parties, as evidenced by the contemporaneous written records of thereof; or (III) is disclosed to or becomes available to Purchaser or its Affiliates on a non-confidential basis by or from a source other than any of the Seller Confidentiality Parties after the disclosure of such information to Purchaser or its Affiliates by or on behalf of a Seller Confidentiality Party, which source does not have a duty of nondisclosure, directly or indirectly, to the Seller Confidentiality Party or another Person with respect to such information.

“Subsidiary” means any Person with respect to which another Person, directly or indirectly owns equity securities collectively: (a) representing a majority of the voting interest of such Person, or (b) having the voting power to be able to elect a majority of the members of the board of directors or similar body or otherwise control the management and operations of such Person.

“Tax” or “Taxes” means any and all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, service, recording, import, export, estimated or other tax, assessment, fee, levy, duty, tariff or similar charge of any kind of any Governmental Body, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalty or addition thereto, whether disputed or not, and including any Liability in respect of any of the foregoing payable by reason of Contract, assumption, transferee liability or operation of law or as an indemnitor or in a similar capacity.

“Tax Return” means any return, report, declaration, information return, claim for refund or other document furnished or required to be furnished to a Governmental Body or other Person with respect to any Tax, including any information return or report or statement with respect to payments to any Person or backup withholding, and including any schedule or attachment thereto and any amendment thereof.

“Transaction Documents” means the Transition Services Agreement, the Releases, the Services Agreements, the Non-Compete Agreements, the Registration Rights Agreement and any other document or instrument (other than this Agreement) to be entered into by or among the Parties in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” means all sales, use, transfer, documentary, stamp, registration, real property transfer or gains and other similar Taxes, and all conveyance, recording and other similar fees, including any penalties and interest with respect to the foregoing and the costs of preparing and filing any Tax Returns with respect to such Taxes and fees.

 PART II  - CROSS REFERENCE TO OTHER DEFINITIONS:

As used in the Agreement, each of the following terms has the meaning given in the respective location of the Agreement set forth across from such term:

Term	Reference
1933 Act	Section 1.8(b)
1934 Act	Section 1.2(e)
338(h)(10) Consideration	Section 6.2(b)
338(h)(10) Election	Section 6.2
Additional Deferred Payment Amount	Section 1.7(b)(iii)
Aggregate Threshold	Section 7.4(a)
Agreement	Preamble
Allocation	Section 6.2(b)
Annual Financial Statements	Section 3.8(a)
Assumption of Defense Notice	Section 7.6(b)
Applicable Deferred Payment Period	Section 1.7(a)
Applicable Earn-Out Revenue	Section 1.7(a)
Assets	Section 6.2(b)
Auditor	Section 5.1
Balance Sheet	Section 3.8(a)
CacheNetworks	Section 1.5(a)(xvi)
CacheNetworks Services Agreement	Section 1.5(a)(xvi)
Claim Response	Section 7.5(b)
Closing	Section 1.4
Closing Date	Section 1.4
Closing Net Working Capital	Section 1.6(a)
Closing Date Payment	Section 1.2(a)
Company	Preamble
Company Transaction Expenses	Section 8.1
Company Permits	Section 3.13
Custodian	Section 1.2(e)
Deferred Payment Conversion Price	Section 1.8(a)
Deferred Payment Date	Section 1.2(d)
Deferred Payment Shares	Section 1.8(a)
Deferred Payments	Section 1.2(d)
Deferred Payments Period	Section 1.7(c)
Deferred Payments Statement	Section 1.7(b)(ii)
Delaware Courts	Section 8.12(a)
Disclosing Party	Section 5.4
Draft Allocation	Section 6.2(b)
Estimated Gross-Up Payment	Section 6.2(a)
Existing Customer Prior Revenue	Section 1.7(a)
Final Adjustment Amount	Section 1.6(b)
Final Allocation	Section 6.2(b)

Final Closing Net Working Capital	Section 1.6(a)
Final Gross-Up Payment	Section 6.2(d)
Final Post-Closing NWC Statement	Section 1.6(a)
Financial Statements	Section 3.8(a)
Form 8023	Section 6.2(a)
Fundamental Representations	Section 7.1(a)
General Indemnity Cap	Section 7.4(c)
Gross-Up	Section 6.2(d)
Gross-Up Payment	Section 6.2(d)
Incremental Tax	Section 6.2(d)
Indemnified Party	Section 7.5(a)
Indemnifying Party	Section 7.5(a)
Independent Accountants	Section 1.6(a)
Insurance Policies	Section 3.12
Interim Financial Statements	Section 3.8(a)
Latest Balance Sheet	Section 2.11(a)
Material Adverse Effect	Section 7.7(a)
Material Contract(s)	Section 3.15(b)
Maximum Deferred Payment Shares	Section 2.8
nLayer Business	Recitals
Non-Compete Agreements	Section 1.5(a)(v)
Notice of Claim	Section 7.5(a)
NWC Dispute Notice	Section 1.6(a)
NWC Review Period	Section 1.6(a)
Obligations	Section 8.16
Party /Parties	Preamble
Permits	Section 3.13
Permitted Activities	Section 5.5
Personal Property	Section 3.10(b)
Post-Closing NWC Statement	Section 1.6(a)
Pre-Closing Tax Period	Section 6.3(a)
Pre-Closing Tax Returns	Section 6.1(b)
Purchase	Recitals
Purchase Price	Section 1.1
Purchaser	Preamble
Purchaser Indemnitees	Section 7.2(a)
Purchaser Loan Agreement	Section 1.2(e)
Registration Rights Agreement	Section 1.5(a)(vii)
Releases	Section 1.5(a)(vi)
Representation Letter	Section 5.1
Representatives	Section 1.7(d)
Response Period	Section 7.5(b)
Restrictive Covenant Period	Section 5.5
SEC	Section 1.2(e)
SEC Documents	Section 2.11(a)

Seller(s)	Preamble
Seller Indemnities	Section 7.3
Server Central	Section 1.5(a)(iv)
Server Central Services Agreement	Section 1.5(a)(xv)
Services Agreements	Section 1.5(a)(xvii)
Shares	Recitals
Straddle Period	Section 3.17(c)
Tax Proceeding	Section 7.6(e)
Third Party Claim	Section 7.6(a)
Transition Services Agreement	Section 1.5(a)(iv)
Triggering Event	Section 1.2(e)
Trust	Preamble

EXHIBIT A

Stockholders List

Stockholder	Common Shares	Percentage Interests

Jordan Lowe	60	60%
Daniel Brosk Trust
Dated12/22/2006	40	40%

TOTALS:	100	100%

Exhibit B

Example Form of Post-Closing NWC Statement

	Apr 28, 12	Adj	Projected Apr 30, 2012
Current Assets
Checking/Savings
Chase Deposit Accounts
Chase A/R 761214592	1,515,979.90	-1,515,979.90	0.00
Total Chase Deposit Accounts	1,515,979.90	-1,515,979.90	0.00
Total Checking/Savings	1,515,979.90	-1,515,979.90	0.00
Accounts Receivable
Accounts Receivable	434,141.48	0.00	434,141.48
Total Accounts Receivable	434,141.48	0.00	434,141.48
Other Current Assets
Accounts Rec.-billed in arrears	644,554.94	-33,854.04	610,700.90
Prepaid Network Expense	94,535.31	51,871.15	146,406.46
Prepaid Legal	8,000.00	0.00	8,000.00
Security Deposits	22,563.40	0.00	22,563.40
Total Other Current Assets	769,653.65	18,017.11	787,670.76

Total Current Assets	2,719,775.03	-1,497,962.79	1,221,812.24
Current Liabilities
Accounts Payable
Accounts Payable	157,517.56	-232,034.04	-74,516.48
Total Accounts Payable	157,517.56	-232,034.04	-74,516.48
Other Current Liabilities
Accrued Expenses	0.00	85,000.00	85,000.00
Deferred Revenue	598,320.00	141,750.00	740,070.00
Accrued Wages	79,683.00	-79,683.00	0.00
Notes Payable			0.00
Note to SvrCentral (7/11-6/12)	111,108.75	-111,108.75	0.00
Total Notes Payable	111,108.75	-111,108.75	0.00
Total Other Current Liabilities	789,111.75	35,958.25	825,070.00
Total Current Liabilities	946,629.31	-196,075.79	750,553.52

Net Working Capital Surplus (Deficit)	1,773,145.72	-1,301,887.00	471,258.72